UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Franklin Electric Co., Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)Title of each class of securities to which transaction applies:
2)Aggregate number of securities to which transaction applies:
3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)Proposed maximum aggregate value of transaction:
5)Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)Amount previously paid:
2)Form, Schedule or Registration Statement No.:
3)Filing Party:
4)Date Filed:

FRANKLIN ELECTRIC CO., INC.

9255 Coverdale Road
Fort Wayne, Indiana 46809

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 6, 2022 at 8:00 a.m., Eastern Time

To the Shareholders of
Franklin Electric Co., Inc.

The Annual Meeting of Shareholders of Franklin Electric Co., Inc. (the "Company"), an Indiana corporation, will be held at Franklin Electric Global Headquarters and Engineering Design Center, 9255 Coverdale Road, Fort Wayne, Indiana 46809 on Friday, May 6, 2022, at 8:00 a.m., Eastern Time. The purposes of the meeting are to:

1.Elect Renee J. Peterson and Jennifer L. Sherman as directors for the terms expiring at the 2025 Annual Meeting of Shareholders;
2.Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year;
3.Approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in the Proxy Statement; and
4.Transact any other business that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 1, 2022 will be entitled to notice of and to vote at the Annual Meeting.

You are urged to vote your proxy whether or not you plan to attend the Annual Meeting of Shareholders. If you do attend, you may choose to vote in person which will revoke any previously executed proxy.

By order of the Board of Directors.

Jonathan M. Grandon
Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Fort Wayne, Indiana
March 22, 2022

FRANKLIN ELECTRIC CO., INC.

9255 Coverdale Road, Fort Wayne, Indiana 46809
______________________________

PROXY STATEMENT
______________________________

Annual Meeting of Shareholders to be Held on May 6, 2022

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Franklin Electric Co., Inc. (the "Company"), 9255 Coverdale Road, Fort Wayne, Indiana 46809 for use at the Annual Meeting of Shareholders to be held on May 6, 2022, or any adjournment or postponement thereof. Shareholders were sent a Notice of the Annual Meeting of Shareholders (the "Annual Meeting"), as well as information regarding how to access this Proxy Statement and the Company's 2021 Annual Report, including the financial statements contained therein, beginning on or about March 22, 2022.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Shareholders will receive a Notice Card with information regarding the availability of proxy materials over the internet. Shareholders who wish to receive a paper or email copy of the proxy materials must request one by submitting the request to the Secretary of the Company at the Company's address listed on the first page of this Proxy Statement. There is no charge for receiving a copy. Requests can also be made at the voting website, via telephone, or via email, as described in the Notice Card.

Voting by Internet: Use the internet link and control number provided to you on your Proxy Card. You may vote until 11:59 p.m., Eastern Time, on May 5, 2022. You will need the control number provided on your Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided to you on your Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time, on May 5, 2022. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hard copy of the proxy materials by submitting your request to the Secretary of the Company at the Company's address listed on the first page of this Proxy Statement. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Shareholders may also vote their shares in person at the Annual Meeting.

Employees who are participants in the Company’s Retirement Program (401(k) plan) will receive a notice and instructions by email or other method that explains how to vote shares credited to their Retirement Program accounts.

If a shareholder does not specify the manner in which the proxy shall be voted, the shares represented thereby will be voted:

•FOR the election of the nominees for director as set forth in this Proxy Statement;
•FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year;
•FOR approval of the compensation of the Company’s named executive officers; and
•In accordance with the recommendations of management with respect to other matters that may properly come before the Annual Meeting.

A shareholder who has executed a proxy has the power to revoke it at any time before it is voted by (i) delivering written notice of such revocation to Mr. Jonathan M. Grandon, Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, 9255 Coverdale Road, Fort Wayne, Indiana, 46809, (ii) executing and delivering a subsequently dated proxy by mail, or voting by telephone or through the internet at a later date, or (iii) attending the Annual Meeting and voting in person.

SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

The Board of Directors of the Company fixed the close of business on March 1, 2022, as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 65,000,000 shares of Common Stock, $.10 par value (the "Common Stock"), authorized, of which 46,417,283 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the shareholders of the Company. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner) will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes cast on any matter submitted to shareholders. As a result, abstentions and broker non-votes will not have any effect on the voting results with respect to any of the matters scheduled to be submitted to shareholders at the Annual Meeting.

LETTER TO SHAREHOLDERS

Fellow Shareholders,

I am proud of the many achievements that made 2021 an exceptional year for Franklin Electric, driven by the strength, commitment, and execution of our global team. We captured robust demand while building on our strong foundation through strategic acquisitions that expand our core offerings, enhance our end market positions, and extend our geographic reach. Our team was able to accomplish these objectives and deliver exceptional results against a difficult macroeconomic backdrop, navigating ongoing business challenges in the supply chain, rising input costs, and inflationary pressures. Our unwavering focus on our Key Factors for Success: quality, availability, service, innovation, and cost has guided us through these challenges, and we emerged from the year in an even stronger position.

From a financial perspective, 2021 was the highest performing year in our history, capped off by record sales and earnings in our fourth quarter. Demand remained strong throughout the year. Achievements within Water Systems were driven by a robust housing market in the U.S., strong crop prices, dry weather in some regions, and market recovery outside of the U.S. with strong demand in developing regions. Growth in the groundwater market was underpinned by residential and agricultural demand, while Fueling Systems also experienced strong sales, driven by pent-up need for infrastructure buildout in the U.S. Our Distribution business exhibited spectacular growth, both organically and through strategic acquisitions as we remain keenly focused on serving groundwater contractors.

We continued to execute on our strategy, growing as a global provider of water and fuel systems through geographic expansion and product line extensions, leveraging our global platform and competency in system design. Our commitment to this strategy has yielded outstanding results, putting us in a strong financial position. We maintained strong free cash flow and invested in working capital, all while returning tangible value to our shareholders by delivering our 30th consecutive year of increased dividends. We completed several strategic acquisitions: three in the water treatment space in the U.S., one in the U.S. groundwater distribution space and one small, dewatering pump acquisition in Australia. We feel confident that each of these acquisitions has a strong runway for growth while expanding our capabilities and footprint. While I am tremendously proud of our results in 2021, our focus now turns to the road ahead as we look to capitalize on our position by meeting customer needs and expanding the core business and geographic reach through further strategic acquisitions with a focus on Water Treatment, Distribution and Grid Solutions.

Guiding our growth strategy, our goal is to become an indispensable partner to our customers. We deliver a positive impact to the communities we operate in by expanding the availability of clean water on a global scale, innovating higher efficiency water and fuel delivery systems, as well as addressing the safety and lowest total cost of ownership in the maintenance and operation of Fueling stations. Our belief is that environmental protection and sustainability are intertwined with the long-term success of our business, and we are constantly looking for ways to increase transparency for our stakeholders.

On behalf of the management team and our Board of Directors, I want to thank all of our employees around the world for their commitment and service to our customers, coworkers, business partners and communities. We could not have had such an incredible year without all their hard work. We grew our employment base in 2021, both through organic growth of our businesses, and by welcoming new employees through acquisitions. We recognize the challenges that our employees have faced through the uncertainty of the last couple of years, and are extremely blessed to have such an engaged and enthusiastic workforce. We continue to look for ways to make their experience with Franklin more flexible, fulfilling, and to allow their diverse perspectives to be heard and celebrated.

I would also like to thank our Board of Directors, who collectively provide a wealth of wisdom and experience, drive our performance through our goal-setting process, and review and approve our long-term strategic objectives and direction. We look forward to another successful year and apprising shareholders of our progress along the way.

Sincerely,

Gregg Sengstack
Chairperson of the Board and Chief Executive Officer
Franklin Electric Co., Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of March 1, 2022, unless otherwise noted. The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,859,533	(1)	16.93%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,597,884	(2)	9.91%
Patricia Schaefer 5400 Deer Run Court Muncie, IN 47304	4,000,168	(3)	8.62%
Diane D. Humphrey 2279 East 250 North Road Bluffton, IN 46714	3,023,103	(4)	6.51%
Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	2,481,303	(5)	5.35%
(1)According to a Schedule 13G filed with the SEC, as of December 31, 2021, BlackRock. Inc. has sole voting power with respect to 7,605,644 shares and sole dispositive power with respect to 7,859,533 shares.
(2)According to a Schedule 13G filed with the SEC, as of December 31, 2021, The Vanguard Group, Inc. has shared voting power with respect to 85,403 shares, sole dispositive power with respect to 4,476,509 shares and shared dispositive power with respect to 121,375 shares.
(3)Pursuant to agreements with Ms. Schaefer, the Company has a right of first refusal with respect to 3,416,080 shares owned by Ms. Schaefer.
(4)Pursuant to agreements with Ms. Humphrey, the Company has a right of first refusal with respect to 2,719,399 shares owned by Ms. Humphrey.
(5)According to a Schedule 13G filed with the SEC, as of December 31, 2021, Earnest Partners, LLC has sole voting power with respect to 1,682,439 shares and sole dispositive power with respect to 2,481,303 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, each of the executive officers named in the "Summary Compensation Table" on page 32 of this Proxy Statement and all executive officers and directors as a group, as of March 1, 2022. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted, except for restricted shares, with respect to which the holder has investment power only after the shares vest.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Victor D. Grizzle	0(2)	*
Alok Maskara	2,571	*
Renee J. Peterson	0(2)	*
Jennifer L. Sherman	0(2)	*
Thomas R. VerHage	0(2)	*
David M. Wathen	0(2)	*

Gregg C. Sengstack	934,153(1)(5)(6)(7)	2.01
Jeffery L. Taylor	10,539(4)	*
John J. Haines	194,279(1)(7)	*
Donald P. Kenney	136,121(1)(3)(5)(7)	*
DeLancey W. Davis	20,076(1)(3)(5)(7)	*
Jonathan M. Grandon	68,200(1)(4)(7)	*
All directors and executive officers as a group	1,440,702(1)(2)(3)(4)(5)(6)(7)	3.10
* Less than 1 percent of class
(1)Includes shares issuable pursuant to stock options exercisable within 60 days after March 1, 2022 as follows: Mr. Sengstack, 482,222; Mr. Haines, 143,898; Mr. Kenney, 80,267; Mr. Davis, 13,860; and Mr. Grandon, 49,092. All directors and executive officers as a group, 815,667.
(2)Does not include stock units credited pursuant to the terms of the Non-Employee Directors’ Deferred Compensation Plan described under “Director Compensation” to: Mr. Grizzle, 5,941; Ms. Peterson, 31,527; Ms. Sherman, 34,129; Mr. VerHage, 51,446; and Mr. Wathen, 91,186.
(3)Includes shares held by the 401(k) Plan Trustee as of March 1, 2022: Mr. Kenney, 32,459 and Mr. Davis, 125. All executive officers as a group, 32,605.
(4)Includes unvested restricted shares as follows: Mr. Taylor, 10,539 and Mr. Grandon, 6,170. All executive officers as a group, 25,512.
(5)Does not include unvested restricted stock units as follows: Mr. Sengstack, 44,829; Mr. Kenney, 10,862; and Mr. Davis, 5,866. All executive officers as a group, 63,050.
(6)Includes 275,000 shares owned by a trust.
(7)Includes shares based on estimated release of performance share units earned in 2021 as follows: Mr. Sengstack, 19,889; Mr. Haines, 5,535; Mr. Kenney, 4,143; Mr. Davis, 2,817, and Mr. Grandon, 2,884. All executive officers as a group, 37,919. See the "Compensation Discussion and Analysis" section for further information.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company's Amended and Restated By-laws provide that the Board of Directors shall consist of at least seven directors and not more than eleven members, divided into three classes. Each year, the directors of one of the three classes are elected to serve terms of three years or until their successors have been elected and qualified. Two directors will be elected at the Annual Meeting this year. Directors are elected by the affirmative vote of a majority of the shares voted, unless the number of nominees for director exceeds the number of directors to be elected, in which case directors shall be elected by a plurality of the shares voted (i.e., the two nominees who receive the most votes will be elected).

Renee J. Peterson and Jennifer L. Sherman have been nominated to serve as directors of the Company for terms expiring in 2025. The nominees are current directors of the Company and have indicated their willingness to continue to serve as directors if elected. If, however, any nominee is unwilling or unable to serve as a director, shares represented by the proxies will be voted for the election of another nominee proposed by the Board of Directors or the Board may reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

Set forth below for the director nominees and continuing directors are their ages, year they first became a director, principal occupations and directorships for at least the past five years, and legal proceedings, if any, for the past ten years. With respect to each nominee or continuing director, we describe under the heading “Relevant Experience” the particular experience and other attributes that have led to the conclusion that the individual should serve on the Board of Directors of the Company.

Directors with terms expiring in 2022

Renee J. Peterson    Jennifer L. Sherman

Renee J. Peterson	Age: 60
Director of the Company	Director Since: 2015

Principal Occupation: Vice President and Chief Financial Officer of The Toro Company, a leading provider of solutions for the outdoor environment, including turf maintenance, snow and ice management, landscape, retail and specialty construction equipment, and irrigation and outdoor lighting solutions, since 2011.

Formerly: Vice President, Finance and Planning of Eaton Corporation from 2008 to 2011; prior thereto, Vice President and Division Chief Financial Officer of the Aerospace and Defense Segment of Honeywell International Inc. Ms. Peterson held a variety of positions of increasing responsibility throughout her Honeywell career from 1983 to 2008.

Relevant Experience: Ms. Peterson received her bachelor's degree in accounting from Saint Cloud State University and her MBA from the University of Minnesota. Ms. Peterson brings financial and operational experience at three large manufacturers that provides the Board with specific expertise and assists in its deliberations. At Toro, Ms. Peterson also provides leadership oversight of the Information Systems function. Her background enables her to serve as an "audit committee financial expert."

Jennifer L. Sherman	Age: 57
Director of the Company	Director Since: 2015

Principal Occupation: President and Chief Executive Officer of Federal Signal Corporation, a diversified manufacturer of specialized vehicles and systems in maintenance and infrastructure as well as safety and security products, including audible and visual warning devices, since 2016.

Formerly: Chief Operating Officer of Federal Signal from 2014 to 2015; prior thereto, Chief Administrative Officer of Federal Signal from 2010 to 2014; prior thereto, General Counsel of Federal Signal from 2004 to 2010.

Relevant Experience: Ms. Sherman received her bachelor's degree in business administration and her Juris Doctor from the University of Michigan. She is also a fellow of the Kellogg School of Management at Northwestern University. Ms. Sherman's background has provided her with a broad range of experiences that will complement the Board. Specifically, Ms. Sherman’s experience includes, but is not limited to, compliance, human resources, legal issues, governance and business operations. Consequently, Ms. Sherman has the background and capability to serve as an important member of the Board.

Directors with terms expiring in 2023

Victor D. Grizzle    Alok Maskara    Thomas R. VerHage

Victor D. Grizzle	Age: 60
Director of the Company	Director Since: 2020

Principal Occupation: President and Chief Executive Officer of Armstrong World Industries, Inc., a leading designer and manufacturer of commercial and residential ceiling, wall and suspension system solutions, since 2016.

Formerly: Executive Vice President and Chief Executive Officer of Armstrong Building Products from 2011 to 2016; prior thereto, Group President of Global Structures, Coatings and Tubing for Valmont Industries, a global leader of infrastructure and manufacturer of mechanized irrigation equipment for large scale farming. And prior to Valmont Industries, held several General Management positions over 16 years with the General Electric Company.

Relevant Experience: Mr. Grizzle received his Bachelor of Science in Mechanical Engineering from California Polytechnic University. He brings to the Board his experience as CEO of Armstrong, in addition to extensive senior leadership experience in the areas of international business, acquisitions, process improvement, sales and marketing for large, publicly traded manufacturing companies.

Alok Maskara	Age: 50
Director of the Company	Director Since: 2021

Principal Occupation: Chief Executive Officer of Luxfer Holdings PLC, a leading producer of highly engineered advanced materials that help to protect lives, keep the environment cleaner, and make industry more efficient, since 2017.

Formerly: Business segment President at Pentair PLC, a water solutions company, for eight years where he led businesses of progressively larger sizes. Prior to Pentair, Mr. Maskara was employed by General Electric Corporation where he gained significant experience in Lean Manufacturing. Mr. Maskara also worked at McKinsey & Company in both their Chicago and Amsterdam offices where he advised businesses on industrial turnarounds and driving growth through customer insights and segmentation.

Relevant Experience: Mr. Maskara holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University, an M.S. in Chemical Engineering from the University of New Mexico, and a Bachelor of Technology degree in Chemical Engineering from the Indian Institute of Technology, Mumbai. He has nearly thirty years of leadership experience in multiple manufacturing and technology industries, including advanced materials, water and flow technologies, and electrical protection. His background enables him to serve as an “audit committee financial expert.”

Thomas R. VerHage	Age: 69
Director of the Company	Director Since: 2010
Principal Occupation: Retired in 2011.

Formerly: Vice President and Chief Financial Officer, Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, from 2004 until 2011; prior thereto, Partner, Deloitte & Touche, LLP, an international accounting and consulting firm, from 2002 to 2004; prior thereto, Partner, Arthur Andersen, LLP, a consulting and accounting firm, from 1976 to 2002.

Relevant Experience: Mr. VerHage received his bachelor’s degree in business administration and his MBA from the University of Wisconsin. Mr. VerHage adds to the Board his financial and accounting expertise from his experience as CFO of Donaldson Company, Inc. and his prior experience with two major public accounting firms. His background enables him to serve as an “audit committee financial expert.”

Directors with terms expiring in 2024

Gregg C. Sengstack    David M. Wathen

Gregg C. Sengstack	Age: 63
Director and Chief Executive Officer of the Company	Director Since: 2014
Principal Occupation: Chief Executive Officer of the Company since 2014.

Formerly: President and Chief Operating Officer of the Company from 2011-2014; prior thereto, Senior Vice President and President, Franklin Fueling Systems and International Water Group from 2005-2011; prior thereto, Chief Financial Officer of the Company from 1999-2005.

Directorships - Public Companies: Woodward, Inc.

Relevant Experience: Mr. Sengstack received his bachelor's degree in math and economics from Bucknell University and his MBA from the University of Chicago. Mr. Sengstack joined the Company in 1988 and has significant experience holding various positions in the Company, which provides the Board with a unique depth of understanding of the Company's markets and businesses that is beneficial to the Board in its deliberations. Mr. Sengstack's long tenure with the Company also helps give the Board a historical perspective of the Company.

David M. Wathen	Age: 69
Director of the Company	Director Since: 2005
Principal Occupation: Retired in 2016.

Formerly: President and Chief Executive Officer of TriMas Corporation, a manufacturer of engineered products, that serve a variety of industrial, commercial and consumer end markets worldwide, from 2009-2016; prior thereto, President and Chief Executive Officer, Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company, from 2002-2006; prior thereto, Group Executive/Corporate Officer, Eaton Corporation, a global technology leader in diversified power management solutions, from 1997-2000.

Relevant Experience: Mr. Wathen received his bachelor's degree in mechanical engineering from Purdue University and his MBA from Saint Francis College, Fort Wayne, Indiana. Mr. Wathen brings to the Board his experience as CEO of two companies and leadership positions in others, including over twenty years direct technical and general management experience in the same industry as the Company and direct experience managing electrical businesses serving pump OEMs and distributor channels similar to those served by the Company. His background enables him to serve as an "audit committee financial expert". His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Director Independence
The Board of Directors of the Company has determined that each of the current directors, except for Gregg C. Sengstack, Chief Executive Officer, is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable rules adopted by The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its independence determinations, the Board concluded that no director, other than Mr. Sengstack, has any material relationship in the Company, except as a director and shareholder.
Board Leadership Structure and Risk Oversight
The Board is led by Mr. Sengstack, who has served as Chairperson of the Board and Chief Executive Officer since 2015. The Board consists of Mr. Sengstack and six other directors. The Board has three standing committees - Audit, Management Organization and Compensation, and Corporate Governance. The Audit Committee is primarily responsible for risk oversight and the full Board receives regular reports from the Audit Committee and from the Company's officers and other management personnel regarding risk management. Each of the other two committees also considers risk as it falls within its area of responsibility.
The Company’s Corporate Governance Guidelines provide for an independent non-executive director to act as Lead Independent Director. The Lead Independent Director is appointed by a majority of the independent directors and serves for a two-year term; however, he or she may be removed or replaced by a majority of the independent directors at any time. Thomas R. VerHage currently serves as the Company’s Lead Independent Director. The Lead Independent Director receives additional compensation for his or her services, as the Board determines from time to time.
The specific responsibilities of the Lead Independent Director when acting as such include the following:
•Acting as a liaison between the Chairperson and the Independent Directors;
•Assisting the Chairperson and Secretary in setting the Board agenda and determining what materials will be provided to the directors in advance of Board meetings and ensuring that the agenda items receive adequate time for discussion and deliberation;
•Providing leadership to the Board to ensure that the Board works cohesively and independently;
•Determining when the Board should meet in executive session without management present, coordinating and developing the agenda for, and chairing, such executive sessions; and
•In the event of the incapacitation of the Chairperson, serving as non-executive chairperson until a permanent chairperson is appointed.
    The Lead Independent Director also performs any additional responsibilities delegated to the Lead Independent Director by the Board.
The Board believes that the Chairperson and Chief Executive Officer should consist of a single individual who is seen by the Company’s customers, business partners, investors, and shareholders as someone who provides strong leadership for the Company and is viewed as such in the industries in which the Company operates. The Company believes that the Lead Independent Director, the Board committees, all of which are chaired by and consist of independent directors, and the full Board of Directors, provide effective oversight of the Company’s businesses and the risks involved in them.
Meetings
The Board held five meetings during 2021. Each director attended at least 75 percent of the aggregate meetings of the Board and Board committees of which he or she was a member during the period that each served as a director. All directors attended the 2021 Annual Meeting of Shareholders.
Committees
Audit Committee
The members of the Audit Committee during 2021 were Renee J. Peterson (Chairperson), Alok Maskara, and David M. Wathen. The Board of Directors has determined that each member of the Audit Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable NASDAQ rules. The Board of Directors has adopted an Audit Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Governance,” that sets forth the duties and responsibilities of the

Audit Committee. Under its charter, the Audit Committee appoints the Company’s independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial information, the Company’s system of internal control, the Company’s processes for monitoring compliance with laws and regulations and the Company’s audit and risk management processes. It is the general responsibility of the Audit Committee to advise and make recommendations to the Board of Directors in all matters regarding the Company’s accounting methods and internal control procedures. The Audit Committee held four meetings in 2021.
The Audit Committee is also responsible for the review, approval, or ratification of transactions between the Company and “related persons.” The Audit Committee reviews information compiled in response to the Directors' and Officers' Questionnaires or otherwise developed by the Company with respect to any transactions with the Company in which any director, executive officer, 5% beneficial holders, or any member of his or her immediate family, has a direct or indirect material interest that would require disclosure under applicable SEC regulations. In 2021, there were no such transactions.
The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and are “independent” under the applicable NASDAQ rules.
Management Organization and Compensation Committee
The members of the Management Organization and Compensation Committee (the "Compensation Committee") during 2021 were Jennifer L. Sherman (Chairperson), Alok Maskara, and Thomas R. VerHage. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Compensation Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Governance,” that sets forth the duties and responsibilities of the Compensation Committee. Under its charter, the Compensation Committee recommends to the Board of Directors the annual salary and bonus for the Chief Executive Officer, determines and approves the equity awards for the Chief Executive Officer and the annual salary, bonus and equity awards of the other executive officers of the Company; reviews and submits to the Board of Directors recommendations concerning bonus and stock plans; periodically reviews the Company's policies in the area of management benefits; and oversees the Company's management development and organization structure. As part of its oversight responsibilities, the Compensation Committee evaluated the risks arising from the Company’s compensation policies and practices, with the assistance of Meridian Compensation Partners, LLC, an independent executive consulting firm. The Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance and capped the mix of long- and short-term compensation, the distribution of compensation as between equity and cash, and other factors that mitigate risk. The Committee concluded that the Company’s compensation policies and practices do not involve undue risk. The Compensation Committee held five meetings in 2021.
Corporate Governance Committee
The members of the Corporate Governance Committee (the “Governance Committee”) during 2021 were Victor D. Grizzle (Chairperson), Jennifer L. Sherman, and Thomas R. VerHage. The Board of Directors has determined that each member of the Governance Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Governance Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Governance,” that sets forth the duties and responsibilities of the Governance Committee. Under its charter, the Governance Committee reviews the size of the Company’s Board of Directors and committee structure and recommends appointments to the Board and the Board Committees; reviews and recommends to the Board of Directors the compensation of non-employee directors, including awards to non-employee directors under the Company’s equity-based compensation plans; and develops and recommends to the Board corporate governance guidelines deemed necessary for the Company. The Governance Committee held two meetings in 2021.
Director Nomination Process
The Governance Committee is responsible for identifying and recommending to the Board candidates for director. The Governance Committee considers diversity when identifying candidates for directorships. Although the Company does not have a written policy regarding diversity, the Governance Committee seeks to identify persons from various backgrounds and with a variety of life experiences who have a reputation for, and a record of, integrity and good business judgment and the willingness to make an appropriate time commitment. The Governance Committee also considers whether a person has experience in a highly responsible position in a profession or industry relevant to the conduct of the Company’s business. The Governance Committee takes into account the current composition of the Board and the extent to which a person’s particular expertise, experience and ability will complement the expertise and experience of other directors. Candidates for director should also be free of conflicts of interest or relationships that may interfere with the performance of their duties. Based on its evaluation and consideration, the Governance Committee submits its recommendation for director candidates to the full Board of Directors, which is then responsible for selecting the candidates to be elected by the shareholders. The Governance Committee evaluates its success in achieving these goals for Board composition from time to time, particularly when considering Board succession and candidates to fill vacancies.
The Governance Committee will consider as candidates for director persons recommended or nominated by shareholders. Shareholders may recommend candidates for director by writing to the Secretary of the Company at the address listed below under “Other Corporate Governance Matters.” Nominations of directors may be made by any shareholder entitled to vote in the election of directors, provided that written notice of intent to make a nomination is given to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of shareholders. The notice must set forth (i) information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) the consent of such nominee to serve as a director of the Company if so elected.
Board Diversity
The Board of Directors considers and recognizes the diverse attributes of its directors. The Board does not establish specific goals with respect to diversity, rather diversity is a consideration in the overall director nomination process and is a component of the overall assessment of the Board’s composition and effectiveness. The Board includes two female directors and one racially/ethnically diverse director. In addition, both female directors serve the Board in leadership roles, with female Chairs of the Audit Committee and the Management, Organization and Compensation Committee.

Environmental, Social and Governance Items
In April 2021, the Company published an updated annual Sustainability Report, highlighting the Company’s commitment to environmental protection, safety of our employees and customers, and social and governance concerns. The Sustainability Report also provides information on the Company’s corporate governance and compliance practices and details the Board’s oversight of sustainability initiatives and enterprise risk management. The Sustainability Report can be found on the Company’s website at www.franklin-electric.com.
Other Corporate Governance Matters
The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.franklin-electric.com under “Governance,” that provide, among other things, that the Company’s independent directors will meet in executive session, outside the presence of the non-independent directors and management, at least twice each year. In 2021, the independent directors met in executive session five times.
Each Board committee, on an annual basis, conducts and reviews with the Board a performance evaluation of the committee, which evaluation compares the committee's performance against the requirements of the committee's charter and sets the committee's goals for the coming year.
Anyone may contact the Board of Directors, any Board Committee, the Lead Independent Director, any independent director or any other director by writing to the Secretary of the Company as follows:
Franklin Electric Co., Inc.
Attention: [Board of Directors], [Board Committee], [Board Member]
c/o Corporate Secretary
9255 Coverdale Road
Fort Wayne, IN 46809
The independent directors of the Board have approved a process for collecting, organizing and responding to written shareholder communications addressed to the Board, Board Committees or individual directors.
Copies of the Company’s corporate governance documents, including the Board Committee charters and the Corporate Governance Guidelines are available upon written request to the Secretary of the Company at the address listed above or on the Company's website at www.franklin-electric.com under "Governance."
In compliance with Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a code of business conduct and ethics for its directors, principal financial officer, controller, principal executive officer, and other employees (the "Code"). The Company has posted the Code on the Company’s website at www.franklin-electric.com under "Governance." The Company will disclose any amendments to the Code and any waivers from the Code for directors and executive officers by posting such information on its website.

MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors hereby furnishes the following report to the shareholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Management Organization and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon this review and discussion, the Management Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the 2021 members of the Management Organization and Compensation Committee.

Jennifer L. Sherman (Chairperson)
Alok Maskara
Thomas R. VerHage

COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy statement is intended to provide shareholders with information about the compensation awarded in fiscal 2021 to the Company’s executives, including the “named executive officers.” This information includes a discussion of the key elements of the Company’s compensation program and the philosophy and rationale behind the Management Organization and Compensation Committee’s executive compensation decisions. The named executive officers are those listed below and in the Summary Compensation Table of this proxy statement:

Gregg C. Sengstack:	Chairperson of the Board and Chief Executive Officer (CEO)
Jeffery L. Taylor:	VP, Chief Financial Officer (CFO)(1)
John J. Haines:	Former VP, Chief Financial Officer (CFO)(2)
Donald P. Kenney:	VP and President, Global Water
DeLancey W. Davis:	VP and President, Headwater Companies
Jonathan M. Grandon:	VP and Chief Administrative Officer (CAO), General Counsel and Corporate Secretary
(1)Mr. Taylor joined Franklin Electric as CFO on June 14, 2021.
(2)Mr. Haines retired as CFO on June 14, 2021 and served the remainder of the year as a special advisor to support his successor during a transition period.
You should review this Compensation, Discussion and Analysis section together with the tabular disclosures beginning on page 32.
Executive Summary
The Management Organization and Compensation Committee of the Board (the “Committee”) believes that a significant portion of the total compensation opportunity for each executive should be tied to performance, both of the Company and of the individual executive. This summary contains a discussion of the 2021 executive compensation highlights, 2021 performance and the prior year Advisory Vote on Executive compensation ("say on pay") results.
2021 Executive Compensation Overview
•Performance-based compensation represented between 53% and 64% of the named executive officers’ total targeted compensation for fiscal 2021.
•The annual cash incentive awards are directly aligned with critical one-year operating results. No cash awards are earned unless a threshold level of performance is attained. Earned payouts cannot exceed 200% of the target opportunity.
•Performance is evaluated holistically and include assessment of objectives relative to applicable Environmental, Social and Governance risk and metrics, which are aligned to the Company’s key strategic objectives;
•Long-term incentive awards are equity-based and are designed to align management’s interests with those of the Company’s shareholders and to foster retention of key executives. The 2021 long-term incentive grants are predominantly performance-based, with 40% of the targeted value awarded as stock options and 30% of the targeted value awarded as performance-based share units (earned units cannot exceed 200% of the target number of units). The remaining 30% of the targeted value is awarded as time-based restricted stock or restricted stock units. These awards focus executives on delivering results that drive shareholder value.
•In 2022, additional weight will be added to performance-based share units (from 30% to 40%). Beginning in 2022, the LTI mix will consist of 40% performance-based share units, 30% stock options and 30% time-based restricted stock units. This change emphasizes the Company’s commitment to linking executive pay with company performance.
•The Company generally does not provide perquisites to the named executive officers, but will, in certain circumstances, such as relocation, provide perquisites.
•The Company has stock ownership requirements in place to further align the interests of the Company’s executives with those of the Company’s shareholders.
•For 2022, stock ownership guidelines for executives other than the CEO were increased from one times base salary to three times base salary. The change was made to more closely align with market best practice and with the interests of shareholders.
•The Company has a recoupment policy that permits the recovery of incentive compensation paid to executives in instances where misconduct results in a restatement of financial statements or material harm to the Company.
•The Company has anti-hedging and anti-pledging provisions that prohibit executives and directors from hedging the value of Company securities or pledging Company securities held by them.

2021 Company Performance
The financial results achieved by the Company included sales of $1,661.9 million compared to $1,247.3 million in the prior year. The sales increase reflected strong end user demand across all of the Company’s business segments. Full year 2021 operating income was $189.2 million, compared to full year operating income in 2020 of $130.5 million, an increase of 45 percent. Full year 2021 GAAP fully diluted earnings per share (EPS) was $3.25, versus GAAP fully diluted EPS in 2020 of $2.14. Water Segment sales were $963.6 million in 2021, an increase of $228.9 million compared to 2020. Fueling Segment sales were $289.1 million in 2021, an increase of $44.0 million from 2020. Distribution sales were $497.6 million versus 2020 sales of $328.4 million, an increase of $169.2 million.
In addition, in 2021, the Company launched its first ever employee survey and the leadership team is using the results to drive improvement in employee engagement. The Company also participated in the United Front Initiative, designed to assist managers in providing and maintaining an inclusive culture. The Company issued its second annual Sustainability Report, available on our website, detailing important Environmental, Social and Governance initiatives and increasing transparency of non-financial metrics that are important to our stakeholders.
Water Systems Segment
Water Systems is a global leader in the production and marketing of water pumping systems and is a technical leader in submersible motors, pumps, drives, electronic controls, water treatment systems, and monitoring devices. The Water Systems segment designs, manufactures and sells motors, pumps, drives, electronic controls, monitoring devices, and related parts and equipment primarily for use in groundwater, water transfer and wastewater.
Water Systems motors, pumps and controls are used principally for pumping clean water and wastewater in a variety of residential, agricultural, municipal and industrial applications. Water Systems also manufactures electronic drives and controls for the motors which control functionality and provide protection from various hazards, such as electrical surges, over-heating and dry wells or dry tanks. In the last three years, the Company acquired First Sales, LLC; Waterite, Inc.; Puronics, Inc.; New Aqua, LLC; and B&R Industries, Inc. expanding its portfolio to include water treatment systems and acquired Minetuff Dewatering Pumps Australia Pty Ltd expanding its industrial dewatering product line.
Water Systems products are sold in highly competitive markets. Water Systems contributes about 60 percent of the Company’s total revenue. Significant portions of segment revenue come from selling groundwater and surface pumps, motors, and controls for residential and commercial buildings, as well as agricultural sales which are more seasonal and subject to commodity price changes. The Water Systems segment generates approximately 30 to 35 percent of its revenue in developing markets, which often lack municipal water systems. As those countries install water systems, the Company views those markets as an opportunity. The Company has had 6 to 9 percent compounded annual sales growth in developing regions in recent years. Water Systems competes in each of its targeted markets based on product design, quality of products and services, performance, availability, and price. The Company’s principal competitors in the specialty water products industry are Grundfos Management A/S, Pentair, Inc. and Xylem, Inc.
2021 Water Systems research and development expenditures were primarily related to the following activities:
•Electronic variable frequency drives and controls for Pump and HVAC applications, including the development of SubDrive Connect and Cerus X-Drive to include support for HES (High Efficiency Systems) motor;
•Greywater pumping equipment, including making FPS Non-Clog products explosion proof capable, the development of a 1HP Grinder pump, and development of 60Hz electrical submersible pumps with the recent acquisition of Minetuff;
•Submersible and surface pumps for residential, commercial, municipal, and agricultural applications including the development of a standard global 4” pump family, development of new Submersible Turbine products, and upgrading the performance of our recently acquired lineshaft turbine product offerings;
•Submersible motor technology and motor protection, including the development of 4 pole motor designs for 8” and 10” diameters and 4” Oil-filled motors; and
•Water Treatment products focused on component improvements and IOT enabled sensing systems.
Fueling Systems Segment
Fueling Systems is a global leader in the production and marketing of fuel pumping systems, fuel containment systems, and monitoring and control systems. The Fueling Systems segment designs, manufactures and sells pumps, pipe, sumps, fittings, vapor recovery components, electronic controls, monitoring devices and related parts and equipment primarily for use in fueling system applications.

Fueling Systems offers a complete array of components between the tank and the dispenser, including submersible pumps, station hardware, piping, sumps, vapor recovery, corrosion control systems, and electronic controls. The Fueling Systems segment growth has been sustained by a commitment to protecting human health and the environment while delivering the lowest total cost of ownership. Fueling Systems takes steps to ensure its products are installed and maintained properly through robust global certification tools for their third-party contractors. The segment serves other energy markets such as power reliability systems and includes intelligent electronic devices that are designed for online monitoring for the power utility, hydroelectric, and telecommunication and data center infrastructure.
Fueling Systems products are sold in highly competitive markets. Rising vehicle use is leading to more investment in fueling stations which, in turn, leads to increased demand for the Company’s Fueling Systems products. The Company believes there is growth opportunity in developing markets. Fueling Systems competes in each of its targeted markets based on product design, quality of products and services, performance, availability, and value. The Company’s principal competitors in the petroleum equipment industry are Vontier Corporation, formerly a part of Fortive Corporation, and Dover Corporation.
2021 Fueling Systems research and development expenditures were primarily related to the following activities:
•Developed and launched new Celltron Advantage Digital battery handheld tester;
•Developed and launched new Desiccant Sensor for monitoring desiccant bags in corrosive environments;
•Developed and launched new low level float to measure very small amounts of water in Diesel tanks;
•Developed new Vapor Flow Meter for Chinese Vapor Recovery Monitoring regulation;
•Developed UNITE, server software to collect data from Battery Monitoring and Battery Testers;
•Developed Press-Fit Connector for Cabletight electrical conduit;
•Continued development of our Distribution Transformer Monitor; and
•Updated Vapor Recovery equipment to meet safety and performance for Turkey Vapor Recovery regulation.
Distribution Segment
The Distribution Segment is operated as a collection of wholly owned leading groundwater distributors known as the Headwater Companies. Headwater Companies deliver quality products and leading brands to the industry, providing contractors with the availability and service they demand to meet their application challenges. The Distribution segment operates within the U.S. professional groundwater market. The Distribution Segment continued its geographic expansion in 2021 through the acquisition of Blake Group Holdings, Inc., a professional groundwater distributor operating in the northeastern United States.
Prior Year Say on Pay Results
At the May 7, 2021 shareholders meeting, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from 96.1% of votes cast. The Committee considered these results and determined that the results of the vote did not call for any significant changes to the executive compensation plans and programs already in place for 2021 or for 2022.
Management Organization and Compensation Committee
The Committee, consisting entirely of independent directors, has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program and providing input to the Board with respect to management development and succession planning. The role of the Committee is to oversee, on behalf of the Board, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to the CEO and all other executive officers), review and approve all other compensation decisions relating to the executive officers of the Company other than the CEO, and recommend CEO compensation to the Board for its approval.
In addition, the Committee (i) reviews the Company’s organization structure, (ii) reviews the recruitment of key employees and management’s development plans for key employees, (iii) makes recommendations to the Board with respect to the CEO succession plan and (iv) reviews compensation risk to determine whether the compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee meets a minimum of three times annually to discharge its duties and held five meetings in 2021.
Compensation Philosophy and Pay Objectives
The Company and the Committee believe that compensation paid to executive officers, including the named executive officers, should be aligned with the strategy and performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s success.

Compensation is structured to ensure that a significant portion of the executive’s compensation opportunities will be directly related to Company performance and other factors that directly and indirectly influence shareholder value, including performance evaluated against the achievement of objectives relative to applicable Environmental, Social and Governance risks and metrics.
The Committee encourages superior short-term performance through annual cash incentive awards and superior long-term performance through equity incentive awards. For the Company’s CEO, CFO and CAO the cash incentive compensation is designed to reward Company-wide performance by tying 100% of their target cash incentive opportunity to corporate financial goals, including earnings per share and consolidated working capital ratio. For other named executive officers, the cash incentive compensation is weighted to reward the achievement of specific financial metrics within areas under his or her control or influence, although Company-wide performance is still an important factor. Stock-based compensation consists of a combination of stock options, restricted stock (or restricted stock units for retirement-eligible executives) and performance share units. The Committee believes that all three equity-based components create a strong link to shareholder value creation, with the majority of the awards in the form of stock options and performance share units.
Historically, the Committee has set executive pay opportunities based on a number of factors deemed appropriate by the Committee, including market competitive pay data, individual performance and the experience level of the executive. Subject to the factors set forth above, the Committee used the following pay objectives as a guide in assessing competitiveness of pay opportunities at a peer group of companies for 2021 pay decisions (the same levels were used in 2020). The higher targeted pay objectives for annual bonus and long-term incentive components reflect the Committee’s objective to attract and retain high quality executive talent in order to meet the aggressive performance goals of the Company and its belief that a significant portion of total compensation should be at risk and variable.

Pay Component	Targeted Pay Objectives
Base Salary	50th percentile
Annual Bonus Opportunity	65th percentile
Long-Term Incentives	65th percentile
Role of Management in Compensation Decisions
The Committee makes CEO compensation recommendations to the Board, for its review and approval, and makes all compensation decisions with respect to all other executive officers of the Company.
The CEO reviews the performance of other executive officers, including the other named executive officers, and makes recommendations to the Committee with respect to their annual salary adjustments, annual cash incentive opportunities and payments, and grants of long-term incentive awards. The Committee approves the compensation of these executives after considering the CEO’s input and recommendations and its own judgment of each executive’s performance during the period.
The Committee and the CEO also review the financial metrics to be used to measure the performance of the Company and its business units, taking into account the strategic goals of the Company, including those related to performance against Environmental, Social and Governance risks and metrics. For this purpose, the CEO provides information and commentary relevant to the Committee’s review and ultimate determination.
Although the CEO regularly attends Committee meetings, he is present only by invitation of the Committee and has no independent right to attend such meetings. In fiscal 2021, Mr. Sengstack attended all of the Committee meetings but did not participate in any of the executive sessions.
Role of Compensation Consultant and Advisers in Compensation Decisions
The Committee utilizes the Company’s Human Resources department and has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consulting firm, to conduct reviews of its total compensation program for executive officers and to provide advice to the Committee in the design and implementation of its executive compensation program. Pursuant to its charter and NASDAQ listing standards, the Committee regularly reviews Meridian’s independence relative to key factors, including: (i) whether Meridian provides any other services to the Company; (ii) the amount of fees paid to Meridian relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Committee; (v) ownership of Company stock; and (vi) any personal or business relationships with executive officers.

One or more representatives from Meridian are invited by the Committee to attend the relevant portions of its meetings. During 2021, Meridian participated in all five of the Committee meetings in person or virtually. In the course of fulfilling its consulting responsibilities, representatives of Meridian frequently communicate with the Chairperson of the Committee outside of regular Committee meetings. A representative of Meridian meets with the Committee in executive session at most meetings. Meridian also interacts with management from time to time to exchange information and to review proposals that management may present to the Committee.
Peer Group Benchmarking
In late 2020, the Committee, with the assistance of Meridian, conducted an analysis of the current peer group used for compensation benchmarking purposes to ensure that all included companies continued to be relevant comparators. As part of this process, the Committee considered revenue size and industry, as well as companies that compete with the Company for executive talent. Based on this review and input from Meridian, no changes were made to the current peer group with the exception of Esterline Technologies which was removed due to acquisition. As a result, the Committee approved the 24-company peer group listed below (the “2021 Peer Group”) for purposes of updating the executive pay study to assist in 2021 pay decisions. The companies in the 2021 Peer Group are primarily engaged in manufacturing, are publicly traded, and had trailing twelve-month revenue (as of 9/30/2020) between $370 million and $3.54 billion. Due to the differences in size among the companies in the 2021 Peer Group, Meridian used a form of regression analysis to adjust the pay study results based on Company revenue as compared to revenue of other companies in the 2021 Peer Group and each executive’s level of responsibility as compared to executives in comparable positions in the 2021 Peer Group.

Actuant Corporation (n.k.a. Enerpac)	Hillenbrand, Inc.	SPX FLOW, Inc.
Chart Industries, Inc.	IDEX Corporation	Standex International Corp.
CIRCOR International, Inc.	ITT, Inc.	The Gorman-Rupp Co.
Crane Co.	Lindsay Corporation	The Timken Co.
Curtiss-Wright Corporation	Lydall, Inc.	Toro Co.
Donaldson Company, Inc.	Mueller Water Products, Inc.	TriMas Corporation
ESCO Technologies, Inc.	Nordson Corporation	Watts Water Technologies, Inc.
Graco, Inc.	RBC Bearings, Inc.	Woodward, Inc.
Setting Executive Compensation
In General
The Company compensates its executives through programs that emphasize performance-based compensation. For the executive officers, including the named executive officers, the compensation package for 2021 included base salary, an annual cash incentive opportunity and an annual long-term incentive opportunity in the form of stock options, performance share units, and restricted stock/units. Base salary is intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities and contributions to the Company. The Company has structured annual and long-term incentive compensation to motivate executives to achieve the strategic objectives set by the CEO and the Board, to tie executives’ long- term interests to those of the Company’s shareholders, to reward the executives for achieving such goals, and to provide a retention incentive.
The mix of compensation among base salary, annual bonus opportunity and long-term incentives is a result of the targeted pay objective for each component of pay. This approach results in a significant portion of the compensation of those executive officers having the greatest ability to influence the Company’s performance being performance-based, which the Committee believes is appropriate. Additionally, after setting each separate component of pay, the Committee reviews the total compensation package of each named executive officer to assess the level of total target compensation provided in relation to the competitive range of market practice and may make adjustments to one or more components of pay based on this assessment.
Each year Meridian provides a study of market competitive compensation data. The updated study included 2020 compensation data for the companies in the 2021 Peer Group, with cash data “aged” at an annualized rate of 3.0% to reflect expected 2021 compensation levels for the 2021 Peer Group. In February 2021, the Committee set the specific components of the compensation of the named executive officers, with the overall goal of providing compensation opportunities at levels generally competitive with the 2021 pay study.

The following table shows the 2021 total targeted compensation (the sum of base salary, target annual bonus opportunity and long-term incentives) for the named executive officers, using targets of the 50th percentile of the 2021 Peer Group for base salary and the 65th percentile of the 2021 Peer Group for annual bonus opportunity and long-term incentives:

Named Executive Officer	2021 Targeted Total Compensation(1) ($)
Gregg C. Sengstack	5,227,000
Jeffery L. Taylor(2)	1,431,250
John J. Haines	1,840,000
Donald P. Kenney	1,706,250
DeLancey W. Davis	1,170,000
Jonathan M. Grandon	1,155,000
(1)Based on annualized base salary rates plus target annual bonus opportunity (based on salary targeted to be paid for 2021) and economic value of long-term incentives.
(2)Mr. Taylor's employment with the Company commenced on June 14, 2021. The table reflects his annualized target compensation for 2021.
The following sections discuss the individual elements of the Company’s compensation program, including any changes made for fiscal 2021.
Base Salary
The Company pays its executives annual salaries, which provide a degree of financial stability and are intended to reflect the competitive marketplace and help attract and retain quality executives. In determining the 2021 base salary for each executive, the Committee took into account the targeted annual salary objective for the position based on the results of the pay study for 2021 and assessed the responsibilities associated with the position, individual contribution and performance, skill set, prior experience and external pressures to attract and retain talent.
Applying these factors, the 2021 salaries are shown in the table below:

Named Executive Officer	2021 Base Salary Rate(1)($)	2020 Base Salary Rate(2)($)	% Change
Gregg C. Sengstack	870,000	815,000	6.7%
Jeffery L. Taylor	475,000	N/A	N/A
John J. Haines	480,000	450,000	6.7%
Donald P. Kenney	475,000	430,000	10.5%
DeLancey W. Davis	400,000	385,000	3.9%
Jonathan M. Grandon	400,000	362,500	10.3%
(1)Mr. Taylor was paid a pro rata amount based on his June 14, 2021 employment commencement date.

Annual Cash Incentive Award
The executive officers of the Company are eligible to participate in the Executive Officer Annual Incentive Cash Bonus Program (the “Annual Bonus Plan”). The Annual Bonus Plan is designed to motivate and reward participants for achieving or exceeding financial goals that support the overall business objectives and strategic direction of the Company.
The table below shows the target annual bonus opportunities for each of the named executive officers for 2021. Target amounts for the named executive officers are based on their respective target bonus percentage (which did not change from 2020) multiplied by the amount of base salary paid to the executive for the year.

Named Executive Officer	2021 Target Bonus Opportunity (as a % of Base Salary)	2021 Target Bonus Opportunity ($) (1)
Gregg C. Sengstack	110%	957,000
Jeffery L. Taylor	75%	356,250
John J. Haines	75%	360,000
Donald P. Kenney	75%	356,250
DeLancey W. Davis	75%	300,000
Jonathan M. Grandon	67.5%	270,000
(1)For Mr. Taylor, the table reflects the full year annualized target bonus opportunity since that amount was used to compare compensation for his role to the 2020 Peer Group. His target bonus opportunity based on base salary actually paid to him in 2021 was $198,678.
In the first quarter of 2021, the Committee approved financial performance targets to be used under the Annual Bonus Plan for 2021. As in prior years, the corporate-wide financial performance targets for the named executive officers were consolidated working capital ratio (WC) and earnings per share (EPS). The Committee selected WC due to its determination that management should continue to focus on managing key elements of the balance sheet, including inventory, accounts receivable and accounts payable. The Committee continues to believe that diluted EPS as adjusted is an important indicator of profitability that aligns the interests of the executive officers with those of the Company’s shareholders. Financial performance targets for Mr. Davis and Mr. Kenney also included their business unit’s operating income after non-GAAP adjustments. While the Committee continues to set individual goals for executives, including relating to Environmental, Social and Governance risk and metrics, and assesses their achievement for purposes of merit increases and promotions, individual performance will not impact the annual bonus outside of extraordinary circumstances.
With respect to each performance measure, the Committee set a threshold level of performance below which no bonus is earned for that performance measure. For each of the financial-based measures, other than the WC ratio, the performance threshold was set at 80% of the target performance level. Payout for threshold level performance was set at 33% of target. For every 1% by which performance exceeds the threshold level, the actual payout level increases 3.35% up to the target level (i.e., 100% of target payout), and for every 1% by which performance exceeds the target level, up to 120% of the target, the actual payout increases 5% up to the maximum performance level (i.e., 200% of target payout).

The following graph illustrates the payout percentages by performance for the financial-based bonus metrics other than WC ratio:
With respect to the working capital ratio metric, the performance threshold was set at 90% of the target performance level, with a corresponding payout set at 33% of target. For every 1% by which working capital ratio performance exceeds the threshold level, the actual payout level increases 6.7% up to the target level, and for every 1% by which performance exceeds the target level, up to 110% of target, the actual payout increases 10% up to the maximum performance level.

The following graph illustrates the payout percentages by performance for the WC ratio metric:

The performance measures, and the relative percentage of the 2021 target bonus opportunity assigned to each performance measure, were as follows:

Performance Measure	Gregg C. Sengstack	Jeffery L. Taylor	John J. Haines	Donald P. Kenney	DeLancey W. Davis	Jonathan M. Grandon
Consolidated Working Capital Ratio	50%	50%	50%	25%	25%	50%
EPS	50%	50%	50%	25%	25%	50%
Headwater Operating Income Growth					50%
Global Water Operating Income				50%
The chart below sets forth the threshold, target, maximum and actual performance levels for the 2021 performance goals (other than business unit operating income), and for all performance goals, the percentage at which target was attained. The performance goals were established assuming the goals would be adjusted for certain discrete items. Accordingly, with the approval of the Committee, the following was excluded in calculating EPS: restructuring income/expense and the non- operational impact of the bargain purchase gains recognized in the fourth quarter 2020 and second quarter 2021 acquisitions, which decreased EPS by $0.11. The “Actual” results shown in the table reflect these adjustments.
The Company does not publicly report operating income by business units below the operating segment level given the size of the business units as compared to its competitors and the potential for competitive harm. The operating income goals were set at the beginning of 2021 and the Committee believed at the time that it would require a high degree of execution of the 2021 business plan in order to attain these goals.

Performance Goal Achievement	Threshold	Target	Maximum	Actual	% of Attainment of Target
Working Capital Ratio	30.8%	28.0%	25.2%	27.4%	102.2%
EPS ($)	2.00	2.50	3.00	3.14	125.6%
Business Unit Operating Income					112.2% - 189.5% (1)
(1)The percentage of attainment of target results for the business unit metrics represents the range of results for the business units.
Mr. Sengstack evaluated the extent to which the other named executive officers attained their individual strategic goals, including those relating to Environmental, Social and Governance risks and metrics. The annual bonus plan has a discretionary adjustment component of a positive or negative 20%. The intended application of this discretionary adjustment component is reserved, in part, for “above and beyond” accomplishments based on individual achievements, or extraordinary events outside of the executive’s control despite exceptional performance. Based on his evaluation, Mr. Sengstack did not recommend any discretionary adjustments to the calculated bonus payouts for 2021, and the Committee did not make any changes, resulting in the entire bonus payments being based on the pre-established financial goals.
Based on the results summarized above, the following table sets forth the actual bonus payouts for each named executive officer as a percentage of his target opportunity.

Executive	Payout Percentage (% of Target)
Gregg C. Sengstack	160.7%
Jeffery L. Taylor	160.7%
John J. Haines	160.7%
Donald P. Kenney	160.9%
DeLancey W. Davis	180.4%
Jonathan M. Grandon	160.7%
For additional information about the specific awards made to the named executive officers for 2021 pursuant to the above criteria, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32.
Long-Term Incentive Compensation
The Committee grants equity incentives to its executive officers to more closely align the executives’ compensation with the return received by the Company’s shareholders, to offer an incentive for long-term performance, to provide a retention incentive and to encourage stock ownership. The regular cycle long-term incentive awards to executive officers generally include a combination of performance share units, stock options and restricted stock/units. Retirement eligible executives, including the eligible named executive officers, receive restricted stock units instead of restricted stock because, unlike restricted stock units, restricted stock grants to a retirement eligible individual results in the early recognition of income even though the individual has not actually retired and received the stock subject to awards. By policy, grants and awards are only made at times when the Company’s trading “window” for executive officer transactions in the Company’s stock is open (i.e., during the regularly scheduled “window period” and at a time when trading is not restricted for other reasons), and grants and awards are dated the date of official action approving such awards, and the valuation of stock or stock unit grants and the exercise price of options will be the closing price on the date of grant.
LTI Award Target Values
In determining the size of equity grants made to the named executive officers, the Committee uses the pay study provided by Meridian as a guide. The Committee then considers other important factors such as experience level and individual performance to approve the long-term incentive value to be granted to each named executive officer.
The following table shows the 2021 targeted economic value for the annual equity awards to the named executive officers.

Named Executive Officer	Targeted Economic Value for 2021 ($)
Gregg C. Sengstack	3,400,000
Jeffery L. Taylor	600,000
John J. Haines	1,000,000
Donald P. Kenney	875,000
DeLancey W. Davis	470,000
Jonathan M. Grandon	485,000
(1)Mr. Taylor joined the Company after the 2021 LTI was granted. Mr. Taylor received a sign on equity grant in the amount of $600,000 at the commencement of his employment.
LTI Award Mix
Based on a review of market data and input from Meridian, the Committee determined to deliver the targeted economic value of long-term incentives to the named executive officers as follows: 40% in the form of stock options; 30% in the form of restricted stock (or restricted stock units); and 30% in the form of performance share units. All three long-term incentive components are used to align the interests of the named executive officers with those of shareholders. Stock options provide an element of risk to the executives in that value is created for the executive only when the stock price increases, while restricted stock and restricted stock units provide executives with outright value which supports their retention and helps manage the potential increased dilution that would result in using only options. Through the use of performance share units, the Committee can focus the executives on one or more select performance metrics deemed to be critical to driving Company performance and, in turn, increasing shareholder value.
In 2022, additional weight will be added to performance-based share units (from 30% to 40%). Beginning in 2022, the LTI mix will consist of 40% performance-based share units, 30% stock options and 30% time-based restricted stock units. This change emphasizes the Company’s commitment to linking executive pay with company performance.
Performance Share Units
The performance share units vest based solely on the aggregate change in the Company’s consolidated normalized EBITDA (adjusted for certain non-recurring items) relative to the aggregate change in the consolidated normalized EBITDA reported by companies in the S&P Small Cap 600® Industrials Index (adjusted for non-recurring items) over a three-year performance period, as reported by Thompson Reuters. For purposes of determining this aggregate increase, a target dollar increase in adjusted operating income is established for the Company for each year of the three-year performance period based on the annual percentage increase of the S&P 600® Industrials Index consolidated normalized EBITDA from the base year. The annual target amounts are then aggregated to calculate the cumulative three-year target dollar increase. The actual cumulative growth of the Company’s consolidated normalized EBITDA (in dollars) over the performance period will be compared to the target level of cumulative growth in consolidated normalized EBITDA based on the increases relative to the companies in the S&P Small Cap 600® Industrials Index over the performance period. The Committee believes that consolidated normalized EBITDA is a relevant benchmark to gauge Company performance over time against a broad index of similarly situated manufacturing firms.

For performance share units granted in 2021, the applicable performance period is January 1, 2021 through December 31, 2023. Performance share units will be earned based on the following:

Performance Level (1)	Aggregate Actual Change for Company Relative to Targeted Change	Number of Performance Share Units Earned (as a % of Target)
Below Threshold	<75%	0%
Threshold	75%	50%
Target	100%	100%
Maximum	125% (or more)	200%
(1)Performance between threshold and target, and target and maximum will be interpolated on a straight-line basis.
Earned performance share units will be paid out in shares of Company stock. Any dividends declared during the performance period will accrue and be paid out in cash at the end of the performance period based on the number of performance share units actually earned.
For additional information about the material terms of these awards, see the narrative disclosure under the Summary Compensation Table.
Performance Share Units Earned in Fiscal 2021
The three-year performance period for the performance share units awarded in 2019 ended on December 31, 2021. The base year for measuring the aggregate change in the consolidated normalized EBITDA for both the Company and the S&P 600® Industrials Index in each year of the performance period was 2018. The annual change in normalized EBITDA for each year in the performance period for the S&P 600® Industrials Index was 2.3%, -0.2% and 6.6%, which represents the respective annual target levels for the Company. The following table provides the threshold, target and maximum performance levels (based on the table above) for the performance period:

	Year 1 Target (Fiscal 2019)	Year 2 Target (Fiscal 2020)	Year 3 Target (Fiscal 2021)
Base Year Company Normalized EBITDA Target Change in Normalized EBITDA (over Base Year) Target Level of Normalized EBITDA for Relevant Period	$172.7 million 2.3% ($4.0 million) $176.7 million	$172.7 million 2.2% ($3.7 million) $176.4 million	$172.7 million 8.9% ($15.4 million)* $188.0 million*
As a result, (i) the Company’s target level of aggregate adjusted operating income over the performance period was
$541.1 million ($176.7 million + $176.4 million + $188.0 million) and (ii) the threshold level was calculated as $405.9 million (75% of target) and (iii) the maximum level was calculated as $676.4 million (125% of target). The Company’s actual aggregate consolidated normalized EBITDA for the performance period was $570.8 million, resulting in an estimated 105.5% attainment of target ($570.8 ÷ $541.1) and 121.9% of the targeted level of the performance share units were estimated to be earned.
*The numbers for 2021 are based on all but three companies in the index having reported their 2021 financial results, including normalized EBITDA. It is expected that the final results will not exceed the payout amounts reflected in the table above, but the final results could reduce the amount of the payout to 117.3%, which would result in an aggregate of 1,429 fewer shares earned by the executive officers of which 1,329 would be earned by the named executive officers.
LTI Award Grant Practices
Equity grants are typically made on an annual basis at the Committee’s meeting following the public release of the Company’s fiscal year-end results. Stock options are valued as of the date of grant using a modified Black-Scholes methodology. They have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant and vest ratably over three years. Restricted stock, restricted stock units and performance share units are valued based on the closing price of the Company’s common stock on the date of grant. The restricted stock and restricted stock units generally vest 100% on the third anniversary of the grant date. Performance share units are earned based on the level of performance attainment against the pre-established earnings goal (relative to the S&P Small Cap 600® Industrials Index) set by the Committee over a three-year performance period.

Stock Ownership Guidelines
The Company’s stock ownership guidelines for its executives and non-employee directors require executives and non-employee directors to maintain direct ownership in the Company’s common stock in amounts as follows:
•CEO: six times annual base salary;
•Corporate Vice Presidents: three times annual base salary (increased from one times in October 2021); and
•Non-Employee Directors: five times annual retainer.
Executives and non-employee directors have five years from the date appointed to their position to comply with these guidelines. Corporate Vice Presidents have a three-year grace period to comply with the increased ownership guideline disclosed above. All shares held directly or beneficially, including shares of restricted stock, restricted stock units, shares of stock acquired upon exercise of stock options and shares credited under the Retirement Program, as well as in-the-money value of vested stock options count toward these guidelines. Performance share units do not count toward these guidelines until, and only to the extent, they are settled in actual shares. Until an executive attains the requisite stock ownership, the executive must retain 50% of all shares acquired under the Company’s compensation plans. All shares held directly or beneficially, including stock awards, shares acquired upon exercise of stock options and stock units credited under the Non-Employee Directors’ Compensation Plan, count toward these guidelines. As of the end of 2021, all named executive officers and non-employee directors met their respective stock ownership requirements or were within the applicable grace period to comply with such requirements.
Incentive Compensation Recoupment Policy
The Company’s Incentive Compensation Recoupment Policy permits the Board to recoup from an executive cash or equity-based compensation granted on or after January 1, 2014 in the event that the executive engages in misconduct that results in a restatement of the Company’s financial statements or a material loss or damage to the Company. Recoupment covers any incentive compensation that is awarded or paid or that vests within 36 months following the occurrence of the misconduct. Misconduct includes an act of fraud, dishonesty or recklessness, the material breach of a fiduciary duty, a knowing material violation of a Company policy, or a knowing material violation of a confidentiality, non-solicitation or non-competition covenant.
Retirement Plans
The Company has various retirement plans in which certain of the named executive officers currently participate.
Pension Plan
Basic Retirement Portion
The Basic Retirement portion of the Pension Plan generally covers employees in the U.S. A participant retiring at age 65 is eligible to receive a monthly single life annuity equal to his credited service times a flat dollar amount ($25 for most U.S. salaried employees). Participants age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. Participants who were younger than 50 as of December 31, 2011 (which includes Mr. Davis) stopped accruing benefits as of such date, and participants 50 or older as of such date (which include Messrs. Sengstack and Kenney) accrued benefits until December 31, 2016. Mr. Haines, Mr. Grandon, and Mr. Taylor are not eligible to participate in this portion of the Pension Plan because they were hired after February 21, 2006 when the Pension Plan was closed to all new salaried employees.
Cash Balance Portion
The Cash Balance portion of the Pension Plan covers most salaried employees in the U.S. All participants stopped accruing benefits as of December 31, 2011. At termination of employment a participant is eligible to receive the amount credited to his account or a monthly single life annuity based on the amount credited to his account. The account consists of: (i) an opening balance for a participant at December 31, 1999 equal to the present value of the participant’s accrued benefit earned at December 31, 1999 under the applicable prior pension plan; (ii) annual Company contributions through 2011 ranging from 3% to 12% of a participant’s compensation and transitional credits for certain participants from 2000-2004 equal to 6% of compensation; and (iii) interest credits, which continue until distribution of the account, based on the 30-year Treasury rate (subject to a minimum of 4.5%). All named executive officers participate in the Cash Balance portion.

Pension Restoration Plan
In order to provide eligible executives with the portion of their retirement benefits that cannot be paid under the tax- qualified Pension Plan due to IRS limits on compensation, the Company maintains the Pension Restoration Plan. All participants other than Mr. Sengstack (which include Messrs. Haines and Davis) stopped accruing benefits as of December 31, 2011, and effective as of January 1, 2012, their benefits were transferred to the Supplemental Retirement and Deferred Compensation Plan. Mr. Kenney, Mr. Grandon, and Mr. Taylor do not participate in the Pension Restoration Plan because it was frozen before Mr. Kenney became an executive officer and before Mr. Grandon and Mr. Taylor were hired.
Retirement Program
The Retirement Program is a tax-qualified 401(k) plan that covers the majority of U.S. employees, including the named executive officers. A participant can elect to defer 1-50% of his compensation, in accordance with the Retirement Program plan documents, up to a maximum in 2020 of $19,500, or $26,000 if age 50 or over, and the Company will make a matching contribution equal to 100% of the first 2% of the participant’s deferral contributions plus 50% of the next 3% of the participant’s deferral contributions, for a total of 3.5% of the participant’s compensation.
The Company also makes annual service-based contributions to most participants, ranging from 3% to 9% of a participant’s compensation, depending on his or her years of service with the Company (3% in the case of hourly employees). The service-based contribution generally is made to all employees. Compensation taken into account under the Retirement Program is limited by the Internal Revenue Code (the limit for 2021 was $290,000). The Retirement Program also holds employees’ accounts that were held in the Company’s Employee Stock Ownership Plan, which was merged into the Retirement Program in 2010.
Supplemental Retirement and Deferred Compensation Plan
The Company maintains the Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Retirement Plan”), which provides an additional benefit to attract and retain key executives. The Supplemental Retirement Plan permits executive officers of the Company to elect each year to defer up to 90% of their bonus awards and up to 50% of their salary. Deferred amounts are credited to a bookkeeping account maintained on behalf of the participant.
The Company provides two types of contributions under the Supplemental Retirement Plan to the named executive officers other than Mr. Sengstack, who continues to participate in the Pension Restoration Plan. These contributions include: (i) the portion of the service- based contribution that could not be made under the Retirement Program due to IRS limitations; and (ii) a supplemental contribution of 2% to 4% of a participant’s compensation depending on years of service. In addition, participants who stopped accruing benefits under the Pension Restoration Plan (which includes Messrs. Haines and Davis) had their benefit transferred to the Supplemental Retirement Plan as of January 1, 2012. A participant’s deferral account, service contribution account and transferred Pension Restoration Account are credited with earnings and losses based on the investment funds made available under the Plan. Earnings on the supplemental contribution account will follow the methodology used in the now-frozen Cash Balance Plan, which credits earnings based on the 30-year Treasury rate, but not less than 4.5%.
A participant’s accounts under the Supplemental Retirement Plan generally will be distributed to him in the seventh month following termination of employment. No named executive officer elected to contribute to the Supplemental Retirement Plan in 2021, and Messrs. Haines, Kenney, Davis, Grandon, and Taylor received Company contributions.
Perquisites, Other Personal Benefits, and Other Compensation
The Company generally does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance or tax preparation. The Company offers an executive annual physical program which is available to the named executive officers. The named executive officers other than Mr. Sengstack receive a Medicare tax reimbursement relating to the annual Company contributions in the Supplemental Retirement Plan. Mr. Sengstack may use the Company airplane from time to time for non-business use. The amount of income attributed to Mr. Sengstack for income tax purposes for use of the airplane is determined by the Standard Industry Fare Level method, and Mr. Sengstack is responsible for paying the tax on this income. This income is included under the "All Other Compensation" column of the Summary Compensation Table.

Employment Agreements
The Company has employment agreements with Messrs. Sengstack and Haines. The agreements are three-year agreements, which automatically extend for an additional year unless either party gives notice not to renew. The agreements provide the following:
•If the agreement is not renewed by the Company, and the executive terminates his employment, the executive is entitled to a payment equal to 12 months of salary and the target bonus, a bonus pro-rated for the time of employment in the current year, continued participation in the Company’s health and welfare plans for 12 months, a lump sum payment equal to the additional benefits that would have accrued under the Company’s retirement plans for 12 months, and immediate vesting of all stock options and pro-rata vesting of restricted stock, restricted stock units and performance share units (based on actual performance).
•If the executive’s employment is terminated prior to a change in control without cause by the Company or for good reason by the executive (as defined in the agreements), Mr. Haines is entitled to the same benefits as described above, and Mr. Sengstack is entitled to severance based on 18 months of continued salary, 1-1/2 times the target bonus, and 18 months of health and welfare plan coverage and retirement plan payment.
•If the executive’s employment is terminated without cause by the Company or for good reason by the executive within two years following a change in control of the Company, the executive is entitled to receive a payment equal to 36 months of continued salary, three times the target bonus (24 months of salary and two times bonus for Mr. Haines), a bonus pro- rated for the time of employment in the current year, continued participation in the Company’s health and welfare plans for 36 months (24 for Mr. Haines) and a lump sum payment equal to the additional benefits that would have been accrued under the Company’s retirement plans (other than the Pension Restoration Plan) for 36 months (24 months for Mr. Haines), and immediate vesting and cash-out of outstanding options and vesting of restricted stock, restricted stock units and performance share units (at target level). With respect to any 280G excise tax, each executive can elect to either (i) receive the full amount of severance benefits and be responsible for paying any excise tax or (ii) receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.
The employment agreements contain a restrictive covenant that prohibits the executives from competing with the Company and soliciting the Company’s customers and employees for 24 months following termination.
Mr. Haines entered into a Separation Agreement and General Release (the “Agreement”) on June 14, 2021, which detailed his eventual separation from the Company. Pursuant to the Agreement, Mr. Haines remained employed until December 31, 2021 as a Special Advisor to the Chief Executive Officer to support the transition of his successor. All payments made to Mr. Haines pursuant to the Agreement are further described in the Summary Compensation Table beginning on page 32.
Employment Security Agreements
The Company has entered into employment security agreements (“ESAs”) with Messrs. Kenney, Davis, Grandon, and Taylor, as well as certain other executives that provide benefits upon a change in control of the Company, in order to extend these benefits to some executives who are not party to employment agreements.
Each ESA provides that if within two years after a change in control the Company terminates the executive’s employment for any reason other than cause, or the executive terminates his employment with the Company for good reason (as defined in the ESA), the executive is entitled to the following:
•A lump sum payment equal to the sum of two times the executive’s base salary, a pro-rata portion of the executive’s target bonus for the current year (based on the termination date), and two times the executive’s target bonus for the current year;
•A lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months;
•Immediate vesting of all stock-based awards and deemed satisfaction of performance goals at target levels;
•Continued coverage under the Company’s health and welfare plans for 24 months following termination; and
•12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company.
The ESAs contain a restrictive covenant that prohibits the executive from soliciting employees of the Company for 18 months following termination.

Executive Non-CIC Severance Plan
As described above, following a comprehensive review of Franklin Electric’s executive compensation plans in comparison to market practice in December 2020, the Committee approved the addition of the Executive Severance Policy, which provides non-CIC severance for executives (with the exception of the CEO and CFO, whose existing employment agreements include non-CIC severance benefits). Under the policy, if the executive’s employment is terminated by the Company without cause and prior to a change in control (as defined in the ESA), the executive is entitled to the following payments and benefits:
•A lump sum payment equal to the one and one-half times the sum of the annual base pay plus target bonus in the case of the Chief Executive Officer, and one times annual base pay plus target bonus for all other Executive Officers;
•A lump sum payment equal to a pro-rata portion of the Executive Officer’s annual bonus in effect on the employment termination date, based on the level of achievement of the Company’s performance goals, as approved by the Management Organization and Compensation Committee of the Board for the year in which the Executive’s termination of employment occurs;
•Accelerated vesting of stock-based awards not otherwise eligible for accelerated vesting under the terms of an applicable stock award agreement, and the removal of all restrictions on time-based awards of restricted stock or restricted stock units; and
•Accelerated vesting of any performance-based stock awards or units; and
•Payment of COBRA premiums until the eighteen-month anniversary, in the case of the Chief Executive Officer, or the one-year anniversary, in the case of all other Executive Officers, of the termination date.
Confidentiality and Non-Compete Agreements
Each named executive officer has signed a confidentiality and non-compete agreement with the Company. Under this agreement, they agree to maintain all confidential information of the Company, and for a period of 18 months after termination of employment from the Company they agree not to, directly or indirectly, participate in the design, development, manufacture, or distribution of electrical submersible motors or related products in competition with the Company. These agreements are in addition to the restrictive covenants set forth in the employment agreements and ESAs.
The Company determined that the employment agreements, ESA and Executive Severance Policy serve the Company’s goal of attracting and retaining key executives. By providing these agreements and policy the executives are able to remain focused on the best interests of the shareholders in the event of a potential change-in-control situation. Additionally, these agreements and policy provide benefits which strive to retain the executives during a transitional period.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code as in effect prior to 2018 limited the deductibility for federal income tax purposes of executive compensation paid to the CEO and the three other most highly compensated officers other than the chief financial officer of a public company to $1,000,000 per year, but contained an exception for certain performance-based compensation. The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminate the performance-based exception, beginning in 2018. Accordingly, the annual cash incentive awards, stock options and performance shares granted in 2018 and later years will no longer qualify for this exception (base salary and time- based restricted stock/units by their nature have never qualified as performance-based compensation). In addition, compensation paid to a covered employee after termination of employment will also be subject to the million dollar limitation. Following the Tax Cuts and Jobs Act, the Committee may consider tax deductibility as a factor in determining executive compensation, but may also choose to structure its compensation arrangements in ways that do not maximize tax deductibility, to achieve its goal to provide a compensation program that appropriately attracts, retains and rewards the executive officers who are crucial to the Company’s success.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers ("named executive officers") for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Time-Based Stock Awards ($)(3)	Performance-Based Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Gregg C. Sengstack, Chairperson & CEO	2021	870,000	—	1,020,010	1,020,010	1,360,004	1,537,899	1,031,359	57,651	6,896,933
	2020	824,404	—	989,992	989,992	1,320,000	916,373	875,333	37,823	5,953,917
	2019	798,333	—	899,991	899,991	1,199,972	562,697	1,939,627	70,737	6,371,348
Jeffery L. Taylor, VP & CFO	2021	264,904	—	600,000	—	—	319,276	—	24,353	1,208,533
John J. Haines, VP & CFO	2021	480,000	—	300,020	300,020	399,996	578,520	—	86,444	2,145,000
	2020	455,192	—	299,983	299,983	400,003	344,962	4,299	71,164	1,875,586
	2019	441,040	—	250,482	250,482	333,992	211,865	4,889	76,678	1,569,428
Donald P. Kenney, VP and President, Global Water	2021	477,000	—	262,499	262,499	349,999	573,206	2,051	118,678	2,045,932
	2020	428,731	—	239,974	239,974	319,993	333,695	42,706	91,783	1,696,856
	2019	408,767	—	187,489	187,489	249,994	190,061	51,484	111,930	1,387,214
DeLancey W. Davis, VP and President, Headwater Companies	2021	400,000	—	141,014	141,014	188,009	541,050	—	91,133	1,502,220
	2020	389,818	—	130,526	130,526	173,993	319,676	14,384	66,856	1,225,779
	2019	379,962	—	127,475	127,475	169,993	121,996	13,872	74,827	1,015,600
Jonathan M. Grandon, VP, CAO, General Counsel and Corporate Secretary	2021	400,125	—	145,475	145,475	193,998	433,890	—	59,976	1,378,939
	2020	366,683	—	136,497	136,497	181,996	250,097	—	36,538	1,108,308
Dr. Paul N. Chhabra, VP Global Product Supply	2019	358,750	50,000	119,973	119,973	160,003	179,720	—	37,680	1,026,099
(1)Salary adjustments for 2021 were effective January 1, 2021
(2)Bonus for Dr. Chhabra, in 2019, represents a retention bonus.
(3)These amounts represent the grant date fair value, computed in accordance with FASB Codification Topic 718, of the restricted stock and performance share unit awards granted in 2021 to the named executive officers. The value of the performance share units is based upon the probable outcome of the performance conditions. See Note 14 of the Company's Annual Report to Shareholders for the fiscal year ending December 31, 2021 for a complete description of the assumptions used for these valuations.
(4)The grant date value of the performance shares granted in 2021, assuming the performance conditions were met at the maximum level, was: Mr. Sengstack: $2,040,020; Mr. Haines: $600,040; Mr. Kenney: $524,998; Mr. Davis: $282,028; and Mr. Grandon: $290,950.
(5)These amounts represent the grant date fair value, computed in accordance with FASB Codification Topic 718, of the stock options granted to the named executive officers in 2021. See Note 14 of the Company's Annual Report to Shareholders for the fiscal year ending December 31, 2021 for a complete description of the assumptions used for these valuations.
(6)These amounts represent the bonuses paid to the named executive officers under the Company's performance-based Executive Officer Annual Incentive Cash Bonus Program. A description of this program can be found in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(7)These amounts represent the annual change in the present value of each named executive officer's benefits under the Company's defined benefit pension plans, which calculations use the same assumptions required to be used for financial reporting purposes. Benefits under the pension plans were frozen as of December 31, 2011 for most participants, including Messrs. Haines and Davis; Messrs. Taylor and Grandon were never participants.

(8)These amounts for 2021 represent (i) Company contributions under the Retirement Program: Mr. Sengstack: $36,250; Mr. Taylor $18,850; Mr. Haines: $24,650; Mr. Kenney: $36,250; Mr. Davis: $30,450; and Mr. Grandon $24,650; (ii) Company contributions under the Supplemental Retirement and Deferred Compensation Plan: Mr. Taylor $5,298; Mr. Haines: $60,266; Mr. Kenney: $80,415; Mr. Davis: $59,182; and Mr. Grandon $34,420; (iii) a Medicare tax reimbursement related to the non-qualified retirement plans: Mr. Sengstack: $10,529; Mr. Taylor $128; Mr. Haines: $1,450; Mr. Kenney: $1,935; Mr. Davis: $1,424; and Mr. Grandon: $828; (iv) the Company's life insurance contributions of $78 for each named executive officer; (v) the non-business use of the Company airplane: Mr. Sengstack $10,794.
Restricted Stock/Restricted Stock Unit/Performance Stock Unit Awards
The 2021 restricted awards were granted on February 18, 2021 to Mr. Sengstack and the remaining Named Executive Officers besides Mr. Taylor. The awards consisted of 13,946 restricted stock units and 13,946 performance share units awarded to Mr. Sengstack; 4,102 restricted stock units and 4,102 performance share units awarded to Mr. Haines; 3,589 restricted stock units and 3,589 performance stock units awarded to Mr. Kenney; 1,928 restricted stock units and 1,928 performance stock units awarded to Mr. Davis; 1,989 restricted stock awards and 1,989 performance stock units awarded to Mr. Grandon. On June 14, 2021, 7,500 restricted stock awards were awarded to Mr. Taylor.
The 2020 restricted awards were granted on February 20, 2020 to Mr. Sengstack and the remaining Named Executive Officers. The awards consisted of 16,580 restricted stock units and 16,580 performance share units awarded to Mr. Sengstack; 5,024 restricted stock units and 5,024 performance share units awarded to Mr. Haines; 4,019 restricted stock units and 4,019 performance stock units awarded to Mr. Kenney; 2,186 restricted stock units and 2,186 performance stock units awarded to Mr. Davis; and 2,286 restricted stock awards and 2,286 performance stock units awarded to Mr. Grandon.
The 2019 restricted awards were granted on February 21, 2019 to Mr. Sengstack and the remaining Named Executive Officers. The awards consisted of 16,316 restricted stock units and 16,316 performance share units awarded to Mr. Sengstack; 4,541 restricted stock units and 4,541 performance share units awarded to Mr. Haines; 3,399 restricted stock units and 3,399 performance stock units awarded to Mr. Kenney; 2,311 restricted stock units and 2,311 performance stock units awarded to Mr. Davis; and 2,175 restricted stock awards and 2,175 performance stock units awarded to Dr. Chhabra.
Restricted stock and restricted stock unit awards vest on the third anniversary of the grant date. All grants are subject to accelerated pro rata vesting upon death, disability, or retirement and accelerated vesting on a change in control. Performance share units granted in 2021 vest at the end of the three-year performance period ending December 31, 2023, depending on the level of achievement of the performance goals (subject to pro rata vesting at the end of the performance period upon death, disability or retirement and accelerated vesting at target level upon a change in control). Dividends are paid on restricted stock awards and dividend equivalents are paid on restricted stock unit awards. Dividend equivalents are paid on performance share unit awards only to the extent the awards vest.
Option Awards
The 2021 grants to the named executive officers consisted of options for 62,673 shares to Mr. Sengstack; 18,433 shares to Mr. Haines; 16,129 shares to Mr. Kenney; 8,664 shares to Mr. Davis; and 8,940 shares to Mr. Grandon. These grants had an exercise price of $73.14.
The 2020 grants to the named executive officers consisted of options for 84,453 shares to Mr. Sengstack; 25,592 shares to Mr. Haines; 20,473 shares to Mr. Kenney; 11,132 shares to Mr. Davis; and 11,644 shares to Mr. Grandon. These grants had an exercise price of $59.71.
The 2019 grants to the named executive officers consisted of options for 76,872 shares to Mr. Sengstack; 21,396 shares to Mr. Haines; 16,015 shares to Mr. Kenney; 10,890 shares to Mr. Davis; and 10,250 shares to Dr. Chhabra. These grants had an exercise price of $55.16.
Stock options granted in 2021, 2020, and 2019 vest over three years at 33% per year. All stock options are subject to accelerated vesting upon death, disability, retirement or a change in control) and expire after ten years.
Change in Pension Value and Nonqualified Deferred Compensation Earnings
In connection with the redesign of the Company's retirement program, effective as of December 31, 2011, all named executive officers other than Messrs. Sengstack and Kenney stopped accruing benefits under the Pension Plan and/or the Pension Restoration Plan. Descriptions of these retirement plans, as in effect before and after December 31, 2011, and the level of participation by the named executive officers, can be found in the 2021 Pension Benefits Table and accompanying narrative included in this Proxy Statement.

2021 Grant of Plan Based Awards Table
The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2021.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregg C. Sengstack	2/18/2021	315,810	957,000	1,914,000
	2/18/2021				6,973	13,946	27,892
	2/18/2021							13,946	62,673	73.14	3,400,025
Jeffery L. Taylor	6/14/2021	65,564	198,678	397,356
	6/14/2021				—	—	—
	6/14/2021							7,500	—	—	600,000
John J. Haines	2/18/2021	118,800	360,000	720,000
	2/18/2021				2,051	4,102	8,204
	2/18/2021							4,102	18,433	73.14	1,000,037
Donald P. Kenney	2/18/2021	118,058	357,750	715,500
	2/18/2021				1,795	3,589	7,178
	2/18/2021							3,589	16,129	73.14	874,998
DeLancey W. Davis	2/18/2021	99,000	300,000	600,000
	2/18/2021				964	1,928	3,856
	2/18/2021							1,928	8,664	73.14	470,037
Jonathan M. Grandon	2/18/2021	89,128	270,084	540,168
	2/18/2021				995	1,989	3,978
	2/18/2021							1,989	8,940	73.14	484,949
(1)The amounts in these columns reflect estimated possible payouts for 2021 and were established under the Executive Officer Annual Incentive Bonus Program. The estimated payouts shown in the Table were based on performance in 2021, which has now occurred. Thus, the amounts shown in “threshold”, “target”, and “maximum” columns reflect the range of potential payouts when the performance goals were set in early 2021. Actual amounts paid for 2021 are reflected in the Summary Compensation Table. A description of this program can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)The amounts in these columns reflect the estimated possible payouts of shares of common stock that may be issued pursuant to the settlement of performance share units that were granted in 2021. Vesting occurs at the end of the three-year performance period (December 31, 2023), depending on the level of attainment of the performance goals. A pro rata portion is paid at the end of the performance period in the event of the executive's death, disability or retirement, and vesting is accelerated at target level upon a change in control. Dividend equivalents are paid to the extent the performance share units vest. A description of the performance share units can be found in the "Compensation, Discussion, and Analysis" section of this Proxy Statement.
(3)Restricted stock units were granted to Messrs. Sengstack, Haines, Kenney, and Davis because they are retirement eligible or will become retirement eligible within the vesting period, and restricted stock was granted to Messrs. Taylor and Grandon. The awards vest three years from the grant date if they are still employed with the Company on such date. Vesting is accelerated upon a change in control of the Company and a pro rata portion is accelerated upon death, disability or retirement.
(4)The exercise price for grants of stock options is determined using the closing price of the Company’s common stock on the date of grant. The option grants expire after ten years and vest over three years, at 33% per year. Vesting is accelerated upon a change in control of the Company, death, disability or retirement.
(5)The grant date fair value of the target performance share units, restricted stock, restricted stock units and option awards shown in the above table was computed in accordance with FASB Codification Topic 718.

2021 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth the outstanding equity awards as of December 31, 2021.

Name	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(7)
Gregg C. Sengstack	66,144	—	36.67	2/26/2025	67,339(2)	6,367,576	46,842(8)	4,429,380
	94,952	—	29.08	2/25/2026
	70,569	—	43.00	2/24/2027
	72,376	24,125	40.25	2/22/2028
	51,242	25,630	55.16	2/21/2029
	28,148	56,305	59.71	2/20/2030
	—	62,673	73.14	2/18/2031
Jeffery L. Taylor	—	—	—	—	7,500(3)	709,200	—	—
John J. Haines	29,769	—	29.08	12/31/2024	—	—	9,133(9)	863,616
	22,389	—	42.20	12/31/2024
	26,319	—	40.25	12/31/2024
	21,396	—	55.16	12/31/2024
	25,592	—	59.71	12/31/2024
	18,433	—	73.14	12/31/2024
Donald P. Kenney	7,824	—	36.67	2/26/2025	14,734(4)	1,393,247	11,007(10)	1,040,822
	11,035	—	29.08	2/25/2026
	8,825	—	42.20	2/23/2027
	13,160	4,386	40.25	2/22/2028
	10,675	5,340	55.16	2/21/2029
	6,823	13,650	59.71	2/20/2030
	—	16,129	73.14	2/18/2031
DeLancey W. Davis	—	3,632	40.25	2/22/2028	9,511(5)	899,360	6,425(11)	607,548
	—	3,631	55.16	2/21/2029
	—	7,422	59.71	2/20/2030
	—	8,664	73.14	2/18/2031
Jonathan M. Grandon	12,747	—	42.20	2/23/2027	9,712(6)	918,367	6,641(12)	627,973
	10,844	3,614	40.25	2/22/2028
	7,430	3,717	55.16	2/21/2029
	3,880	7,764	59.71	2/20/2030
	—	8,940	73.14	2/18/2031
(1)Each option grant has a ten-year term and vests pro rata over three or four years beginning on the first anniversary of the grant date. Vesting is accelerated upon death, disability, retirement or a change in control of the Company. Exercise prices are determined using the closing price of the Company’s Common Stock on the date of grant.
(2)Of Mr. Sengstack's restricted awards, 13,946 shares vest after three years on February 18, 2024, 16,580 shares vest after three years on February 20, 2023, 16,316 shares vest after three years on February 21, 2022, and 20,497 shares vest after four years on February 22, 2022.
(3)Of Mr. Taylor's restricted awards, 3,750 shares vest after one year on June 14, 2022 and 3,750 shares vest after two years on June 14, 2023.
(4)Of Mr. Kenney's restricted awards, 3,589 shares vest after three years on February 18, 2024, 4,019 shares vest after three years on February 20, 2023, 3,399 shares vest after three years on February 21, 2022, and 3,727 shares vest after four years on February 22, 2022.
(5)Of Mr. Davis's restricted awards, 1,928 shares vest after three years on February 18, 2024, 2,186 shares vest after three years on February 20, 2023, 2,311 shares vest after three years on February 21, 2022, and 3,086 shares vest after four years on February 22, 2022.
(6)Of Mr. Grandon's restricted awards, 1,989 shares vest after three years on February 18, 2024, 2,286 shares vest after three years on February 20, 2023, 2,366 shares vest after three years of February 21, 2022, and 3,071 shares vest after four years on February 22, 2022.

(7)The market value of the stock and stock unit awards was determined using the closing price of the Company’s common stock on December 31, 2021 ($94.56 per share).
(8)Of Mr. Sengstack’s target performance share awards, 13,946 will vest at the end of the performance period that ends on December 31, 2023 and 16,580 will vest at the end of the performance period that ends on December 31, 2022.
(9)Of Mr. Haines’s target performance share awards, 1,290 will vest at the end of the performance period that ends on December 31, 2023 and 3,302 will vest at the end of the performance period that ends on December 31, 2022.
(10)Of Mr. Kenney's target performance share awards, 3,589 will vest at the end of the performance period that ends on December 31, 2023 and 4,019 will vest at the end of the performance period that ends on December 31, 2022.
(11)Of Mr. Davis's target performance share awards, 1,928 will vest at the end of the performance period that ends on December 31, 2023 and 2,186 will vest at the end of the performance period that ends on December 31, 2022.
(12)Of Mr. Grandon's target performance share awards, 1,989 will vest at the end of the performance period that ends on December 31, 2023 and 2,286 will vest at the end of the performance period that ends on December 31, 2022.
2021 Option Exercises and Stock Vested Table
The following table sets forth the exercised options and vested awards for the fiscal year ended December 31, 2021.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Gregg C. Sengstack	96,043	5,348,486	35,238	3,076,871
Jeffery L. Taylor	—	—	—	—
John J. Haines	72,742	3,706,348	24,407	2,213,006
Donald P. Kenney	8,927	516,090	10,088	838,030
DeLancey W. Davis	14,257	357,300	5,675	480,907
Jonathan M. Grandon	—	—	5,657	480,867
(1)Represents the difference between the closing price of the stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.
(2)Includes shares based on estimated release of performance share units earned in 2021 as follows: Mr. Sengstack, 19,889; Mr. Haines, 5,535; Mr. Kenney, 4,143; Mr. Davis, 2,817; and Mr. Grandon, 2,884. See the "Compensation Discussion & Analysis" section for further information.
(3)Represents the value realized by multiplying the closing price of the stock on the date of vesting by the number of shares that vested. Includes vesting of restricted stock/units granted in 2017 and performance share awards granted in 2019. See the "Compensation Discussion & Analysis" section for a discussion of this vesting.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the median of the annual total compensation of Company employees and the annual total compensation of Mr. Sengstack:
For 2020, the Company identified its median employee, who was a production assembly worker employed in the Company’s manufacturing facility in South Africa. As of December 31, 2021, the median employee was no longer employed by the Company. The Company has not experienced significant changes in its employee population or compensation practices that would result in a material change to this pay ratio disclosure, therefore, as permitted by Item 402(u) of Regulation S-K, the Company substituted the median employee with another employee with substantially similar compensation to the previous median employee. The new median employee for 2021 is also a production assembly worker employed in the Company’s manufacturing facility in South Africa. For 2021, the median of the annual total compensation of all employees of the Company (other than Mr. Sengstack), was $22,131 and the annual total compensation of Mr. Sengstack was $6,896,933. The median employee’s base compensation and benefits were converted from South African Rand to United States Dollars using the exchange rate in effect on December 31, 2021.
Based on this information, for 2021 the ratio of the median of the annual total compensation of all employees to the annual total compensation of Mr. Sengstack was 1 to 312. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

To determine the median of the annual compensation of all employees, to identify the median employee and to determine the annual total compensation of the median employee and Mr. Sengstack, the Company used the following material assumptions, adjustments, and estimates:
•As of December 31, 2020, the Company’s employee population consisted of approximately 5,116 individuals working at the Company and its wholly-owned subsidiaries. This population consisted of full-time, part-time, and temporary employees.
•As permitted under SEC rules, the employee population was adjusted to exclude 189 non-U.S. employees (or approximately 3.7% of the employee population) working in India. The Company excluded these employees because the complex compensation structure for employees in India, which includes a number of social and economic benefits commonly provided to such employees, is not easily comparable to that of employees in other jurisdictions. Additionally, 505 employees (or approximately 9.9% of the employee population) who were hired during 2020, but who were not employed for a full year, were excluded. Based on the exclusion of these employees, the adjusted employee population was 4,422 employees.
•Each employee’s base salary was determined using fiscal year 2020 payroll records and the median employee was identified from the adjusted employee population based on these records.
In accordance with the SEC rules, the median employee’s annual total compensation for 2021 was calculated as follows:
$22,131, which represents the amount of such employee’s compensation for fiscal year 2021 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee was a named executive officer for 2021.
In accordance with the SEC rules, the annual total compensation of Mr. Sengstack is equal to 6,896,933, which represents the amount reported in the “Total” column of the Summary Compensation Table beginning on page 32.
2021 Pension Benefits Table
The following table sets forth (i) the years of service currently credited to each named executive officer under the Company’s pension plans and (ii) the present value of the accumulated benefit payable under each pension plan to each of the named executive officers upon retirement.

Named Executive Officer	Plan Name(1)	Number of Years of Credited Service #	Present Value of Accumulated Benefit ($)(2)(3)(4)	Payments During Last Fiscal Year ($)
Gregg C. Sengstack	Basic Retirement Portion Cash Balance Portion Pension Restoration Plan	28.0 23.1 33.1	132,474 648,209 9,986,206	— — —
Jeffery L. Taylor	N/A	N/A	N/A	N/A
John J. Haines	Cash Balance Portion	4.0	51,420	—
Donald P. Kenney	Basic Retirement Portion Cash Balance Portion	25.5 20.8	105,427 465,091	— —
DeLancey W. Davis	Basic Retirement Portion Cash Balance Portion	6.6 7.0	24,117 106,015	— —
Jonathan M. Grandon	N/A	N/A	N/A	N/A
(1)As of December 31, 2011, the Basic Retirement Plan and Cash Balance Pension Plan were merged and renamed the Pension Plan.
(2)As of December 31, 2011, the named executive officers stopped accruing benefits under all plans except for Mr. Sengstack, who continues to accrue benefits under the Basic Retirement portion of the Pension Plan and the Pension Restoration Plan.
(3)The amounts in this column are based on a retirement age of 65 for Messrs. Haines, Kenney, and Davis. For Mr. Sengstack, retirement age is 63.5 for the Basic Retirement portion of the Pension Plan and the Pension Restoration Plan, and age 65 for the Cash Balance portion of the Pension Plan.
(4)Messrs. Taylor and Grandon are ineligible for the Basic Retirement Portion, Cash Balance Portion, and the Pension Restoration Plan.
Pension Plan
In 2011, the Company implemented a redesign of its retirement program. Its two tax-qualified defined benefit pension plans, the Basic Retirement Plan and the Cash Balance Pension Plan, were merged into a single plan called the Pension Plan. As discussed below, as of December 31, 2011, benefit accruals under the Basic Retirement portion of the Pension Plan ceased for all participants younger than age 50 and benefit accruals under the Cash Balance portion of the Pension Plan ceased for all participants. In addition, benefits under the non-qualified Pension Restoration Plan ceased for all participants other than Mr. Sengstack. Participants will instead receive additional benefits under the Company’s defined contribution plans (see the discussion in the Compensation Discussion and Analysis and in the 2021 Nonqualified Deferred Compensation Table and narrative in this Proxy Statement).
Basic Retirement Plan
The Basic Retirement portion of the Pension Plan covers most U.S. employees of the Company and its affiliates, including the named executive officers, who were hired before February 21, 2006. The Basic Retirement Plan provides each eligible named executive officer with a monthly single life annuity commencing at normal retirement age (age 65) equal to the number of years of credited service times $25. Participants are eligible to receive benefits after completing five years of vesting service. Participants who terminate employment after age 55 with 10 years of vesting service are eligible to receive early retirement benefits that are reduced to reflect commencement prior to age 65. Participants who terminate employment on or after age 62 with 25 years of vesting service are eligible to receive early retirement benefits that are unreduced for commencement prior to age 65. Participants with five years of vesting service who terminate employment and are not eligible to receive early retirement benefits are eligible for benefits commencing at age 65. Mr. Sengstack and Mr. Kenney are currently eligible for early retirement benefits. Messrs. Taylor, Haines, and Grandon are not eligible to participate in the Plan because he was hired after February 21, 2006.
The benefit formula calculates the benefit payable in a single life annuity form, which is the normal form of benefit for unmarried participants. The normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent, if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the single life annuity form.
The Basic Retirement Plan was amended in 2011 to provide that participants younger than age 50 as of December 31, 2011 (which includes Mr. Davis) stopped earning benefits as of such date, and participants 50 or older as of December 31, 2011 (which includes Messrs. Sengstack and Kenney) stopped earning benefits on December 31, 2016 (or if earlier, their termination of employment).
Cash Balance Pension Plan
The Cash Balance portion of the Pension Plan is a tax-qualified pension plan that covers most U.S. employees of the Company and its affiliates who are classified as "exempt" and who are not covered by a collective bargaining agreement, which includes each named executive officer. As of December 31, 2011, the Plan was closed to new participants and all participants stopped accruing further benefits. An account is maintained for each participant under the Plan, which consists of (i) an opening account balance equal to the then present value of the participant's accrued benefit, if any, earned as of December 31, 1999 under one of the Company's prior pension plans; (ii) annual contributions made by the Company as of the end of each calendar year through 2011 that ranged from 3% to 12% of the participant's compensation (based on the participant's credited service); (iii) annual transitional credits made by the Company from 2000-2004 equal to 6% of compensation of each participant whose age and years of vesting service as of December 31, 1999 totaled 45 or more; and (iv) until distribution of the account, annual interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury security rate for the November preceding each such year (subject to a minimum interest rate of 4.5%). Compensation included wages subject to withholding, excluding income recognized in connection with the Company's stock based plans, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits (as limited by applicable Internal Revenue Code limits).
Participants are eligible to receive benefits after completing three years of service. They can elect to receive their benefits upon termination of employment or they can defer receipt of benefits until age 65. Any accounts remaining in the Cash Balance Plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for unmarried participants is a single life annuity, and the normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent, if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the normal form, or in a lump sum.
Pension Restoration Plan
The Pension Restoration Plan is an unfunded, non-qualified pension plan that is intended to provide an employee with the portion of his benefits that cannot be paid under the Pension Plan or the Contributory Retirement Plan (the predecessor to the Cash Balance portion of the Pension Plan) due to Internal Revenue Code limitations on the amount of compensation that can be taken into account in determining benefits under, and the amount of benefits that can be paid from, tax-qualified pension plans.
The benefits of Mr. Sengstack are based on the formula in effect under the Contributory Retirement Plan on December 31, 1999, but without regard to the Internal Revenue Code limits. This formula is based on the employee's credited service and final three-year average compensation, with an offset for benefits provided by the Basic Retirement portion of the Pension Plan, the Cash Balance portion of the Pension Plan and Social Security. There is a minimum benefit whereby if the monthly benefit amount paid to the employee under the Pension Plan, Pension Restoration Plan and Social Security is less than a designated percentage of the employee's three-year final average compensation, the difference is paid from the Pension Restoration Plan. The current designated percentage (which is based on years of service at retirement) for Mr. Sengstack is 50% (assuming retirement at age 63.5).
The benefits of Messrs. Haines and Davis were determined by applying the formula in the Cash Balance portion of the Pension Plan for all eligible compensation (including compensation in excess of the Code limits), offset for the benefits provided by the Cash Balance portion of the Pension Plan. All participants other than Mr. Sengstack stopped earning benefits as of December 31, 2011 and instead participate in the Supplemental Retirement and Deferred Compensation Plan, under which they receive additional Company contributions. The value of their frozen benefit under the Pension Restoration Plan was transferred to the Supplemental Retirement and Deferred Compensation Plan as of January 1, 2012.
The benefit accrued under the Pension Restoration Plan is paid upon termination of employment as follows: (i) if the lump sum value is less than $1,000,000, it will be paid in a lump sum within 90 days following termination; (ii) if the lump sum value is more than $1,000,000 but less than $2,000,000, one-half of the benefit will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, and the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination; (iii) if the lump sum value is $2,000,000 or more, one-third will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, one-half of the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination, the remaining benefit will be paid as a single life annuity over the second 12-month period following termination and the benefit remaining at the end of the second 12-month period will be paid in a lump sum on the second anniversary of termination. If the participant is deemed to be a “key employee” as defined in Section 409A of the Internal Revenue Code, any distribution that is payable due to termination of employment will be delayed for six months following the date of such termination. Notwithstanding the foregoing, upon a change in control of the Company, all participants become fully vested in their benefits, all benefits will be paid in a lump sum within 60 days after the change in control and active participants will have three years of additional age and service credits in determining benefits.
Pension Plan Assumptions
The assumptions used in calculating the present value of the accumulated pension benefits are set forth in Note 7 of the audited financial statements contained in the Company's Annual Report to Shareholders for the year ended December 31, 2021. The Company does not grant additional years of credited service under its pension plans.
2021 Nonqualified Deferred Compensation
The following table sets forth (i) the contributions made by each named executive officer and the Company in fiscal 2021, (ii) the earnings on the account balances as of December 31, 2021 and (iii) the account balances as of December 31, 2021 under the Company’s Supplemental Retirement and Deferred Compensation Plan.

Name	Executive Contribution in Last Fiscal Year ($)(1)	Company Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)(5)
Gregg C. Sengstack	—	—	229,053	—	1,027,598
Jeffery L. Taylor	—	5,298	—	—	5,298
John J. Haines	—	60,266	30,747	—	586,336
Donald P. Kenney	—	80,415	11,755	—	502,684
DeLancey W. Davis	—	59,182	13,168	—	475,846
Jonathan M. Grandon	—	34,420	8,385	—	117,108
(1)This amount is reported in the "Salary" column of the Summary Compensation table in this Proxy Statement.
(2)The Company contributions are reflected in the "All Other Compensation" column of the Summary Compensation table of this Proxy Statement.
(3)The earnings reported in this column are not included in the Summary Compensation table.
(4)The aggregate balance reflects amounts previously reported in the Summary Compensation table except for the following earnings: Mr. Sengstack: $679,769; Mr. Haines: $151,085; Mr Kenney: $43,861; Mr. Davis: $64,516; and Mr. Grandon: $21,421.
(5)For Messrs. Haines and Davis, the aggregate balances also include the cash balance accounts under the Pension Restoration Plan that were transferred to this Plan as of January 1, 2012: Mr. Haines: $18,714; and Mr. Davis: $34,477.

The Supplemental Retirement and Deferred Compensation Plan permits executive officers of the Company to elect each year to defer up to 90% of their bonus awards and up to 50% of their salary. Deferred amounts are credited to a notional account maintained on behalf of the participant, which is adjusted for earnings and losses based on investment funds made available by the Management Organization and Compensation Committee.
Beginning in 2012, the Company provides two types of contributions to participants who do not continue to accrue benefits under the Pension Restoration Plan. The Company provides the portion of the service-based contribution that could not be made under the Retirement Program due to IRS limitations (the service-based contribution ranges from 3% to 9% of a participant’s compensation depending on years of service). The Company also provides a supplemental contribution of 2% to 4% of a participant’s total compensation depending on years of service. In addition, participants who stopped accruing benefits under the Pension Restoration Plan had their benefit transferred to the Plan as of January 1, 2012. A participant’s deferral account, service contribution account and transferred Pension Restoration Plan account will be credited with earnings and losses based on the investment funds made available by the Management Organization and Compensation Committee. Earnings on the supplemental contribution account will follow the methodology used in the now-frozen Cash Balance portion of the Pension Plan, which credits earnings based on the 30-year Treasury rate, but not less than 4.5%.
A participant’s accounts under the Plan will generally be distributed to him as soon as practicable after the first of the month following termination of employment (provided that distribution to a “key employee” as defined in Section 409A of the Internal Revenue Code will be deferred for six months). The Named Executive Officers did not contribute to the plan in 2021, although Messrs. Taylor, Haines, Kenney, Davis, and Grandon received Company contributions.
Potential Payments upon Termination or Change in Control of the Company
The Company provides benefits to certain of the named executive officers upon certain terminations of employment from the Company. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits payable to the executives are described as follows:
Employment Agreement
The employment agreement of Mr. Sengstack has a three-year term that automatically renews for an additional year unless either party provides advance written notice of an election not to extend the term. The agreement provides the following severance benefits under the described termination scenarios:
•Termination – Nonrenewal of Employment Agreement. If the executive terminates his employment at any time during the term of the agreement after receipt of notice from the Company of its decision to not extend the term, he is entitled to (i) a later payment of a pro rata portion of the bonus payable for the year of termination), (ii) an immediate payment equal to 12 months of his then current salary and one times the target bonus for the year of termination, (iii) immediate vesting of all outstanding stock options, immediate pro rata vesting of time-based restricted stock and units, and pro rata vesting of performance-based restricted stock and units at the end of the performance period based on actual performance, (iv) continued participation in the Company’s health and welfare plans for 12 months, and (v) a lump sum payment equal to the benefits that would have accrued under the Company's retirement plans for 12 months.
•Termination – Prior to a Change in Control. If a Change in Control of the Company (as defined in the agreements) has not occurred and the executive’s employment is terminated by the Company for other than “Good Cause” or the executive terminates his employment for “Good Reason,” he is entitled to (i) a later payment of pro rata portion of the bonus payable for the year of termination), (ii) an immediate payment equal to 18 months of his then current salary and one and one-half times the target bonus for the year of termination, (iii) immediate vesting of all outstanding stock options, immediate pro rata vesting of time-based restricted stock and units and pro rata vesting of performance-based restricted stock and units at the end of the performance period based on actual performance, (iv) continued participation in the Company’s health and welfare plans for the applicable severance period, and (v) a lump sum payment equal to the benefits that would have been earned under the Company's retirement plans during the applicable severance period.
•Termination – Following a Change in Control. If following a Change in Control of the Company (as defined in the agreements) the executive’s employment is terminated within two years of the Change in Control by the Company for other than “Good Cause” or by the executive for “Good Reason”, he is entitled to an immediate payment equal to (i) a pro rata portion of the target bonus paid for the year of termination, (ii) an immediate payment equal to 36 months of his then current salary and three times the target bonus for the year of termination,

(iii) immediate vesting and cash out of all outstanding stock options and immediate vesting of all other restricted stock and units (with performance-based awards vesting at target level), (iv) continued participation in the Company’s health and welfare plans for the applicable severance period, and (v) a lump sum payment equal to the benefits that would have accrued under the Company's retirement plans (other than the Pension Restoration Plan) during the applicable service period. With respect to any excise tax, each executive can elect to either (i) receive the full amount of severance benefits and be responsible for paying any excise tax or (ii) receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.
The employment agreement contains a restrictive covenant that prohibits the executive from competing with the Company and soliciting the Company's customers and employees for 24 months following termination. The agreement provides that an amount of severance equal to one times salary and one times the prior year's bonus serves as consideration for this restrictive covenant as well as the separate confidentiality and non-compete agreement the executive has executed.
For purposes of the employment agreement:
•“Good Cause” means the executive’s death or disability, his fraud, misappropriation of, or intentional material damage to the property or business of the Company, his commission of a felony likely to result in material harm or injury to the Company, or his willful and continued material failure to perform his obligations.
•“Good Reason” exists if (a) there is a change in the executive’s title or a significant change in the nature or the scope of his authority, (b) there is a reduction in the executive’s salary or retirement benefits or a material reduction in the executive’s compensation and benefits in the aggregate, (c) the Company changes the principal location in which the executive is required to perform services to more than fifty miles away, (d) the executive reasonably determines that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority or duties attached to his positions, or (e) any purchaser of substantially all of the assets of the Company declines to assume the obligations under the employment agreement.
Employment Security Agreements
Certain executives, including Messrs. Taylor, Kenney, Davis, and Grandon, are parties to employment security agreements (ESA) with the Company that provide benefits upon a Change in Control (as defined in the ESA). Each ESA provides that if within two years after a Change in Control the Company terminates the executive’s employment for any reason other than “Good Cause”, or the executive terminates his employment with the Company for “Good Reason” (as defined in the ESA), the executive is entitled to the following:
•a lump sum payment equal to the sum of two times the executive’s base salary, a pro-rata portion of the executive’s target bonus for the current year (based on the termination date), and two times the executive’s target bonus for the current year;
•a lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months;
•immediate vesting of all stock-based awards and deemed satisfaction of all performance-based awards at target level;
•continued coverage under the Company’s health and welfare plans for 24 months following termination;
•12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company; and
•with respect to any excise tax, each executive can elect to either receive the full amount of severance benefits and be responsible for paying any excise tax, or receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.
For purposes of the ESAs:
•“Good Cause” means the executive’s intentional and material misappropriation of, or damage to, the property or business of the Company, his conviction of a criminal violation involving fraud or dishonesty or of a felony that causes material harm or injury to the Company, or his willful and continuous failure to perform his obligations under the ESA that is not cured.
•“Good Reason” means a material reduction in the executive’s salary or retirement benefits or a material reduction in his compensation and benefits in the aggregate, or any purchaser of substantially all of the assets of the Company declines to assume all of the Company’s obligations under the ESA.

The ESAs contain a restrictive covenant that prohibits the executive from soliciting employees of the Company for 18 months following termination. The agreements provide that an amount of severance equal to one times salary and one times the prior year’s bonus serves as consideration for this restrictive covenant as well as the separate confidentiality and non-compete agreement each executive has executed.
Executive Non-CIC Severance Plan
Certain executives, including Messrs. Taylor, Kenney, Davis, and Grandon are parties to the Executive Severance Policy, which provides non-CIC severance for executives if not already stated in the executive's employment agreement. Under the policy, if the executive’s employment is terminated by the Company without cause and prior to a change in control (as defined in the ESA), the executive is entitled to the following payments and benefits:
•A lump sum payment equal to the one and one-half times the sum of the annual base pay plus target bonus in the case of the Chief Executive Officer, and one times annual base pay plus target bonus for all other Executive Officers;
•A lump sum payment equal to a pro-rata portion of the Executive Officer’s annual bonus in effect on the employment termination date, based on the level of achievement of the Company’s performance goals, as approved by the Management Organization and Compensation Committee of the Board for the year in which the Executive’s termination of employment occurs;
•Accelerated vesting of stock-based awards not otherwise eligible for accelerated vesting under the terms of an applicable stock award agreement, and the removal of all restrictions on time-based awards of restricted stock or restricted stock units; and
•Accelerated vesting of any performance-based stock awards or units; and
•Payment of COBRA premiums until the eighteen-month anniversary, in the case of the Chief Executive Officer, or the one-year anniversary, in the case of all other Executive Officers, of the termination date.
Pension Restoration Plan
The Pension Restoration Plan, in which Mr. Sengstack participates, provides that upon a Change in Control of the Company (as defined in the Plan), (i) all participants will become 100% vested in their benefits, which will be paid in an immediate lump sum within 60 days, and (ii) active participants will have three years of additional credit for age and service in determining their benefits under the Plan.
Stock Plan
Awards under the Company's stock plans fully vest, and performance measures are deemed met at the target level, upon a Change in Control (as defined in the applicable stock plan) of the Company. Stock Option Agreements provide for full vesting upon a termination of employment due to death, disability or retirement. Restricted Stock Agreements and the Restricted Stock Unit Agreements provide for pro-rata vesting upon termination of employment due to death, disability or retirement. Performance Share Unit Agreements provide for pro-rata vesting at the end of the performance period upon termination due to death, disability or retirement.
The tables set forth on the next page quantify the additional benefits described above that would be paid to each named executive officer, except for Mr. Haines as he retired effective December, 31, 2021, pursuant to the arrangements described above under the following termination scenarios: assuming a non-renewal of the employment agreement, termination of employment and/or change in control occurred on December 31, 2021.

Termination – Nonrenewal of Employment Agreement

Name	Salary ($)(1)	Non-Equity Plan Compensation ($)(2)	Accelerated Vesting of Options ($)(3)(6)	Accelerated Vesting of Restricted Stock/Units/Performance Share Units ($)(4)(6)	Additional Retirement Plan Credits ($)	Continued Benefit Plan Coverage ($)
Gregg C. Sengstack	870,000	2,494,898	5,624,736	6,177,227	2,219,851	19,010
Jeffery L. Taylor	—	—	—	—	—	—
John J. Haines	—	—	—	—	—	—
Donald P. Kenney	—	—	—	—	—	—
DeLancey W. Davis	—	—	—	—	—	—
Jonathan M. Grandon	—	—	—	—	—	—
Termination – No Change in Control

Name	Salary ($)(1)	Non-Equity Plan Compensation ($)(2)	Accelerated Vesting of Options ($)(3)(6)	Accelerated Vesting of Restricted Stock/Units/Performance Share Units ($)(4)(6)	Additional Retirement Plan Credits ($)	Continued Benefit Plan Coverage ($)
Gregg C. Sengstack	1,305,000	2,973,398	5,624,736	6,177,227	2,433,054	28,515
Jeffery L. Taylor	475,000	517,954	—	709,200	—	11,475
John J. Haines	—	—	—	—	—	—
Donald P. Kenney	477,000	930,956	1,269,785	2,112,660	—	16,674
DeLancey W. Davis	400,000	841,050	784,555	1,288,380	—	16,906
Jonathan M. Grandon	400,125	703,974	804,796	1,322,611	—	19,010
Termination – Change in Control

Name	Salary ($)(1)	Non-Equity Plan Compensation ($)(2)	Accelerated Vesting of Options ($)(3)	Accelerated Vesting of Restricted Stock/Units/Performance Share Units ($)(4)	Additional Retirement Plan Credits ($)	Continued Benefit Plan Coverage ($)	Outplacement Services ($)	Forfeiture ($)(5)
Gregg C. Sengstack	2,610,000	3,827,997	5,624,736	9,254,114	2,654,650	57,030	—	(2,921,757)
Jeffery L. Taylor	950,000	596,034	—	709,200	63,843	22,950	50,000	(446,877)
John J. Haines	—	—	—	—	—	—	—	—
Donald P. Kenney	954,000	1,073,250	1,269,785	2,112,660	418,078	33,348	50,000	(476,225)
DeLancey W. Davis	800,000	900,000	784,555	1,288,380	316,001	33,813	50,000	—
Jonathan M. Grandon	800,250	810,253	804,796	1,322,611	199,091	38,019	50,000	—
(1)Based on salary rates effective January 1, 2021.
(2)Reflects target annual bonus based on salary rates effective during 2021 and actual bonus payments.
(3)Based on the difference between the exercise price of the unvested stock options multiplied by $94.56, the closing price of the stock on December 31, 2021.
(4)Based on the unvested awards (the target number in the case of performance-based awards) multiplied by the $94.56 closing price of the stock on December 31, 2021.
(5)The employment agreements give the executive the choice of receiving full benefits or having them reduced so as not to trigger the excise tax. The severance benefits of Mr. Davis was below the amount that would trigger the excise tax. Mr. Grandon's benefits exceeded the triggering amount and receipt of full benefits with payment of the excise tax resulted in a better after-tax situation than forfeiture of benefits in excess of the triggering amount. However, under the "net-better" provision Messrs. Sengstack, Taylor and Kenney would prefer to forfeit payments to avoid the excise tax.
(6)Stock Plan Agreements provide for full vesting of Options and pro-rata vesting of Restricted Stock Units upon termination due to death, disability, or retirement. As of December 31, 2021 Messrs. Sengstack, Kenney, and Davis are retirement eligible.

DIRECTOR COMPENSATION
Compensation for non-employee directors is determined by the Board of Directors, upon recommendation of the Corporate Governance Committee. Management makes recommendations to the Corporate Governance Committee with respect to non-employee director compensation. The Management Organization and Compensation Committee, pursuant to the Company’s Stock Plan, makes the actual stock-based award. Director Compensation is determined by compiling the compensation data for each of the Peer Group companies listed in the Compensation Discussion and Analysis and comparing such compensation to the current pay for the Company’s directors.
The following table sets forth the compensation received by the Company’s non-employee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Victor D. Grizzle	90,000	130,000	—	—	220,000
Alok Maskara	93,500	130,000	—	—	223,500
Renee J. Peterson	97,500	130,000	—	—	227,500
Jennifer L. Sherman	96,000	130,000	—	—	226,000
Thomas R. VerHage	109,500	130,000	—	—	239,500
David M. Wathen	87,500	130,000	—	—	217,500
(1)Fees deferred into the Non-Employee Directors’ Deferred Compensation Plan were: Mr. Grizzle $220,000, Ms. Peterson $227,500, Ms. Sherman $226,000, and Mr. VerHage $239,500.
(2)The amounts in this column are the grant date fair values of the stock awards granted to the non-employee directors, computed in accordance with FASB Codification Topic 718. Each director received an award of 1,495 shares, and Messrs. Grizzle, and VerHage and Mses. Peterson and Sherman elected to defer their stock awards into the Non-Employee Directors’ Deferred Compensation Plan.
(3)No options were granted to non-employee directors in 2021 and no non-employee director holds any outstanding options.
Retainer and Fees
Non-employee directors are paid an annual retainer of $75,000. The Audit Committee Chairperson receives an additional fee of $22,500 and Audit Committee members receive an additional fee of $12,500. The Governance Committee Chairperson and Compensation Committee Chairperson each receive an additional fee of $15,000, and members of each committee receive an additional fee of $6,000. The Lead Independent Director receives an additional fee of $22,500. Directors who are employees of the Company receive no additional compensation for serving on the Board or Board committees during their employment.
Stock Awards

On May 6, 2021, each non-employee director received an award of 1,495 shares of the Company’s common stock, which vested immediately upon grant and had a market value of $130,000 on the date of grant.
Deferred Compensation
Non-employee directors may participate in the Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, each non-employee director may elect to defer, for each calendar year, all or a portion of their annual retainer, fees or stock award. The non-employee director may elect to receive such deferred compensation in a lump sum payment or in equal monthly or annual installments beginning on a date of their choosing, provided such date is at least one year after the deferral election is made. At the time the director makes the deferral election, they must elect to have the deferred retainer and fees either (i) credited with interest on a monthly basis at the rate in effect for the Wells Fargo Stable Return fund or (ii) converted into stock units, with credits equal to the cash that would have been paid had the units been actual shares of common stock owned by the director. Deferred stock awards will also be converted into stock units and credited with dividends.

Stock Ownership Guidelines
The Company's stock ownership guidelines for the non-employee directors require them to maintain direct ownership in the Company’s common stock with a value equal to five times their annual retainer. An individual has five years to comply with these guidelines. All shares held directly or beneficially, including stock awards, shares acquired upon exercise of stock options and stock units credited under the Non-Employee Directors’ Compensation Plan, count toward these guidelines. Stock options do not count toward these guidelines. All non-employee directors either meet or exceed these guidelines or were within the applicable grace period to comply with such requirements.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table sets forth information about the Company’s equity compensation plans as of March 1, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b))
Equity Compensation Plans Approved by Security Holders(1)	1,149,224	52.53	728,652(2)
Equity Compensation Plans Not Approved by Security Holders(3)	214,229	n/a	166,091
(1)This Plan category includes the Franklin Electric 2017 Stock Plan. As of March 1, 2022 (i) outstanding stock options had a weighted average exercise price of $52.53 and a weighted average remaining term of 6.11 years and (ii) there were 284,266 granted but unvested restricted stock awards/units.
(2)Amount of shares remaining available for future issuance assumes a 100% target payout for outstanding performance-based share units. Pursuant to the terms of the performance-based share units, actual payout can range from 0% to 200%.
(3)This Plan category consists of the Non-Employee Directors’ Deferred Compensation Plan, adopted in 2000 and described above under the caption Director Compensation. The information included in this column represents shares underlying stock units, payable on a one-for-one basis, credited to the directors’ respective stock unit accounts as of March 1, 2022. Non-employee directors may elect to receive the distribution of stock units in cash or in shares of the Company’s common stock.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which is composed solely of independent directors, is responsible, under guidelines established in the Audit Committee Charter (a copy of which is available on the Company's website at www.franklin-electric.com under “Governance”) for overseeing the risk management of the Company, accounting and financial reporting processes of the Company and the audits of the financial statements by reviewing: (i) the quality and integrity of the consolidated financial statements prepared by management; (ii) the performance of the internal audit function; and (iii) the qualifications, independence and performance of the Company's independent registered public accounting firm.

In accordance with SEC rules the Audit Committee of the Company states that:

•The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm, the Company's audited financial statements for the fiscal year ended December 31, 2021.
•The Audit Committee discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.
•The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable independence rules of the PCAOB, and has discussed with Deloitte & Touche LLP the independent registered public accounting firm's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

This report is submitted on behalf of all of the members of the Audit Committee:

Renee J. Peterson (Chairperson)
Alok Maskara
David M. Wathen

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2022 FISCAL YEAR
The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year. Although shareholder ratification is not legally required, the Audit Committee believes it advisable to submit its decision to the shareholders. If the shareholders fail to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Deloitte & Touche LLP has acted as independent auditors for the Company since 1988.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to questions relating to their examination of the Company's financial statements.
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.
Audit Fees
The aggregate fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $2,348,923 and $2,231,545, respectively, for the fiscal years ended December 31, 2021 and December 31, 2020.
Audit-Related Fees
The fees for professional services rendered by Deloitte for certain other attestation services were $0 and $2,217, respectively, for the fiscal years ended December 31, 2021 and December 31, 2020.
Tax Fees
The fees for tax services rendered by Deloitte were $15,821 and $19,925, respectively, for the fiscal years ended December 31, 2021 and December 31, 2020.
Audit Committee Pre-Approval Policy

The Audit Committee has adopted a Pre-Approval Policy for Audit, Audit-Related, and Non-Audit Services. The Audit Committee has delegated to the Audit Committee Chairperson the authority to pre-approve services not prohibited by law up to a maximum of $10,000 individually or $50,000 in the aggregate, provided that the Audit Committee Chairperson shall report any decisions to pre-approve services to the full Audit Committee at its next meeting. For the fiscal year ended December 31, 2021, the company did not pay any fees for services pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to shareholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. At the 2021 Annual Meeting of Shareholders, a majority of the Shareholders advised that the Board conduct the vote annually, and the Board so decided. The next such vote will occur at the 2022 Annual Meeting of Shareholders.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company’s success. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes a performance-based cash incentive and long-term equity awards, satisfies this goal and is strongly aligned with the interests of its shareholders.

The Compensation Discussion and Analysis, beginning on page 17 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Management Organization and Compensation Committee in 2021 in more detail. The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance.

The Company requests shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding upon the Company. However, the Management Organization and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required for Approval

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers, and greater than 10 percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company and to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that its directors, officers and greater than 10 percent shareholders complied with all Section 16(a) filing requirements applicable to them during 2021, except with respect to two Form 5s for Mr. Wathen who, during 2020 and 2021, sold shares.

SHAREHOLDER PROPOSALS

November 22, 2022 is the date by which proposals of shareholders intended to be presented at the next Annual Meeting must be received by the Company to be considered for the inclusion in the Company's proxy statement for the 2022 Annual Meeting. Also, other proposals intended to be presented at the next Annual Meeting but not included in the Company’s proxy statement must be received by the Company no later than February 6, 2023 to be considered for presentation at that meeting. Such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

ANNUAL REPORT ON FORM 10-K

The Company will provide a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended December 31, 2021, including the exhibits thereto, free of charge to any shareholder requesting a copy in writing. Inquiries should be directed to: Corporate Secretary, Franklin Electric Co., Inc., 9255 Coverdale Road, Fort Wayne, Indiana 46809. The report, which is also the Company’s Annual Report to Shareholders, may also be accessed through the investor relations menu on the Company’s website, www.franklin-electric.com.

OTHER BUSINESS

Management has no knowledge of any other matters to be presented for action by the shareholders at the 2021 Annual Meeting. The enclosed proxy gives discretionary authority to the persons designated as proxies therein to vote on any additional matters that should properly and lawfully be presented.

By order of the Board of Directors
Dated: March 22, 2022

Jonathan M. Grandon
Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Franklin Electric

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D67297-P65403

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRANKLIN ELECTRIC CO., INC.

The Board of Directors recommends you vote FOR the following:

Nominees:

	For	Against	Abstain
1a. Renee J. Peterson	☐	☐	☐
1b. Jennifer L. Sherman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K/Annual Report are available at www.proxyvote.com.

D67298-P65403

FRANKLIN ELECTRIC CO., INC.
Annual Meeting of Shareholders
May 6, 2022
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gregg C. Sengstack and Jonathan M. Grandon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Franklin Electric Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern Time, on May 6, 2022, at Franklin Electric Global Headquarters, 9255 Coverdale Road, Fort Wayne, IN, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, "FOR" PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side